Exhibit 10.43

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such omissions are designated as **.

CONFIDENTIAL

Execution Copy

RESEARCH AND LICENSE AGREEMENT

by and among

WYETH,

acting through its

WYETH PHARMACEUTICALS DIVISION,

and

PHARMACOPEIA DRUG DISCOVERY, INC.

Dated as of December 22, 2006

i

1.30.	“FTE”	5
1.31.	“IND”	5
1.32.	“Indemnified Party”	5
1.33.	“Indemnifying Party”	5
1.34.	“Initial Term”	6
1.35.	“JAK-3 Exclusivity Period”	6
1.36.	“JAK-3 Kinase Inhibitor”	6
1.37.	“JAK-3 Kinase Inhibitory Activity”	6
1.38.	“Joint IP”	6
1.39.	“Joint Know-How”	6
1.40.	“Joint Patent Right(s)”	6
1.41.	“Joint Research Committee”	6
1.42.	“JRC”	6
1.43.	“Know-How” of a compound or product	6
1.44.	“Lead Developer”	6
1.45.	“Liability”	6
1.46.	“Manufacturing” or “Manufacture”	7
1.47.	“Major Market Countries”	7
1.48.	“Material Structural Feature”	7
1.49.	“NDA”	7
1.50.	“Net Sales”	7
1.51.	“Non-Assert IP”	7
1.52.	“Non-Licensed Compounds”	7
1.53.	“Passed Compounds”	7
1.54.	“Patent Rights”	7
1.55.	“PCT”	8
1.56.	“Person”	8
1.57.	“Pharmacopeia Change of Control Transaction”	8
1.58.	“Pharmacopeia Compounds”	8
1.59.	“Pharmacopeia Available Compound”	8
1.60.	“Pharmacopeia Field”	9
1.61.	“Pharmacopeia Indemnified Party”	9
1.62.	“Pharmacopeia IP”	9

1.63.	“Pharmacopeia Know-How” that is reasonably necessary to	9
1.64.	“Pharmacopeia Patent Right”	9
1.65.	“Pharmacopeia Product”	9
1.66.	“Pharmacopeia Third Party Agreement(s)”	9
1.67.	“Phase I Clinical Study”	9
1.68.	“Phase II Clinical Study”	9
1.69.	“Phase III Clinical Study”	9
1.70.	“Pre-Development Compound”	10
1.71.	“Pre-IND”	10
1.72.	“Primary Prosecution Countries”	10
1.73.	“Product(s)”	10
1.74.	“Regulatory Approval”	10
1.75.	“Regulatory Authorit(y/ies)”	10
1.76.	“Research”	10
1.77.	“Research Plan”	11
1.78.	“Research Collaboration”	11
1.79.	“Research Term”	11
1.80.	“Royalty Term”	11
1.81.	“SEC”	11
1.82.	“Selection Conditions”	11
1.83.	“Selection Notice”	11
1.84.	“Term”	11
1.85.	“Territory”	11
1.86.	“Third Part(y/ies)”	11
1.87.	“Third Party IP Rights”	11
1.88.	“Third Party Suit”	11
1.89.	“Top 10 Pharmaceutical Company”	11
1.90.	“Trademarks”	11
1.91.	“Unpatented Product”	11
1.92.	“Valid Claim”	11
1.93.	“Wyeth Available Compound”	12
1.94.	“Wyeth Compounds”	12
1.95.	“Wyeth Development Track”.	12

	1.96.	“Wyeth Field”	12
	1.97.	“Wyeth Indemnified Party”	12
	1.98.	“Wyeth IP”	12
	1.99.	“Wyeth Know-How”	12
	1.100.	“Wyeth Patent Right”	12
	1.101.	“Wyeth Product”	12

2.	LICENSES		13
	2.1.	Licenses to Wyeth	13
	2.2.	Licenses to Pharmacopeia	13
	2.3.	Retained Rights	13
	2.4.	Sublicensing	13
	2.5.	Direct Licenses to Affiliates	14
	2.6.	Restrictions	14
	2.7.	Covenant Not to Sue	15
	2.8.	Right of Reference	15
	2.9.	365(n) of Bankruptcy Code	15
	2.10.	Know-How Transfer	16
	2.11.	No Implied Rights	16
	2.12.	Pharmacopeia Third Party Activities	17
	2.13.	No Obligation To Disclose Non-Agreement Compounds	17

3.	RESEARCH COLLABORATION		17
	3.1.	Scope	17
	3.2.	Compound Selection	17
	3.3.	Term of the Research Collaboration	19
	3.4.	Joint Research Committee	19
	3.5.	Research Plan	22
	3.6.	Funding of the Research Collaboration	22
	3.7.	Subcontracting	23
	3.8.	Notice of Derivative Compounds	24
	3.9.	License Verification	24

4.	PRODUCT DEVELOPMENT, COMMERCIALIZATION AND REGULATORY MATTERS		25

	4.1.	Product Development	25
	4.2.	Regulatory Approvals and Communications	25
	4.3.	Adverse Experiences and Product Labeling	25
	4.4.	Progress Reports	26
	4.5.	Supply; Scale-up; Assistance	27
	4.6.	Commercialization	28
	4.7.	Wyeth Diligence	28
	4.8.	Wyeth **	28

5.	CONSIDERATION		28
	5.1.	Upfront Payment	28
	5.2.	Designation Payments	28
	5.3.	Event Payments	28
	5.4.	Royalties	30
	5.5.	Reports and Payments	31
	5.6.	Maintenance of Records; Audits	32

6.	INTELLECTUAL PROPERTY		33
	6.1.	Ownership	33
	6.2.	Patent Rights	34
	6.3.	Trademarks and Copyrights	41

7.	CONFIDENTIALITY		41
	7.1.	Confidentiality	41
	7.2.	Authorized Disclosure and Use	42
	7.3.	Know-How, Other Information	43
	7.4.	SEC Filings	43
	7.5.	Public Announcements; Publications	43

8.	REPRESENTATIONS AND WARRANTIES		44
	8.1.	Representations and Warranties of Each Party	44
	8.2.	Additional Representations and Warranties of Pharmacopeia	45
	8.3.	Additional Representations and Warranties of Wyeth	47
	8.4.	Disclaimer	47

9.	GOVERNMENT APPROVALS; TERM AND TERMINATION		48

v

	9.1.	Government Approvals	48
	9.2.	Term	48
	9.3.	Termination for Cause	48
	9.4.	Termination by Wyeth	48
	9.5.	Effects of Termination	49
	9.6.	Survival of Certain Obligations	50

10.	INDEMNIFICATION AND INSURANCE		51
	10.1.	Indemnification by Wyeth	51
	10.2.	Indemnification by Pharmacopeia	51
	10.3.	Procedure	52
	10.4.	Insurance	52

11.	DISPUTE RESOLUTION		53
	11.1.	General	53
	11.2.	Failure of Executive Officers to Resolve Dispute	53

12.	MISCELLANEOUS		53
	12.1.	Assignment	53
	12.2.	Further Actions	53
	12.3.	Force Majeure	53
	12.4.	Correspondence and Notices	54
	12.5.	Amendment	55
	12.6.	Waiver	55
	12.7.	Severability	55
	12.8.	Descriptive Headings	55
	12.9.	Governing Law	55
	12.10.	Jurisdiction; Venue; Service of Process	55
	12.11.	Waiver of Jury Trial	56
	12.12.	Entire Agreement of the Parties	57
	12.13.	Independent Contractors	57
	12.14.	Compliance with Laws	57
	12.15.	Patent Marking	57
	12.16.	Counterparts	57

Schedules and Exhibits

Schedules

Schedule 1.8          Competing Pharmaceutical Companies

Schedule 1.10        Compound Selection Criteria

Schedule 1.22        Discovery Compound Criteria

Schedule 1.62        Pharmacopeia Compounds

Schedule 1.75        Primary Prosecution Countries

Schedule 3.7          Approved Subcontractors

Schedule 8.2          Disclosure Schedules

Exhibits

Exhibit A                Research Plan Outline

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (the “Agreement”) is entered into as of December 22, 2006 (the “Effective Date”), by and between Wyeth, together with its Affiliates (as defined below), acting through its Wyeth Pharmaceuticals Division, a corporation organized and existing under the laws of the State of Delaware and having a place of business at 500 Arcola Road, Collegeville, Pennsylvania 19426 (collectively, “Wyeth”) and Pharmacopeia Drug Discovery, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 3000 Eastpark Blvd., Cranbury, NJ 08512 (together with its Affiliates, if any, “Pharmacopeia”).  Wyeth and Pharmacopeia may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Wyeth is engaged in the research, development and commercialization of pharmaceutical and health care products;

WHEREAS, Pharmacopeia is engaged in the research and development of pharmaceutical and health care products, and has developed and owns proprietary rights to certain technology for optimizing compounds for use in products having applicability in the Fields (defined below);

WHEREAS, Pharmacopeia has identified certain JAK-3 Kinase Inhibitors (as defined below), and Wyeth and Pharmacopeia desire to collaborate to discover and research additional JAK-3 Kinase Inhibitors; and

WHEREAS, Wyeth desires to obtain from Pharmacopeia, and Pharmacopeia desires to grant to Wyeth, exclusive rights to research, develop, manufacture and commercialize certain compounds and products.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      DEFINITIONS.

1.1.                                               “Affiliate(s)” means, with respect to any Person or entity, any other Person or entity which controls, is controlled by or is under common control with such Person or entity.  A Person or entity will be regarded as in “control” of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority); provided, however, that the term “Affiliate” will not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2.                                               “Agreement Compound” means a Pharmacopeia Compound, a Wyeth Compound, a Collaboration Compound, or a Derivative Compound.  Notwithstanding the preceding sentence, Agreement Compounds shall not include any Non-Licensed Compounds.  For purpose of clarity, compounds that are synthesized (i) as part of the Research Collaboration by either Party or its Affiliates or (ii) by Wyeth during the Derivative Tail, but that in either case ((i) and (ii)) are not JAK-3 Kinase Inhibitors, will not be Agreement Compounds.

1.3.                                               “Calendar Quarter” means each respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.4.                                               “Change of Control Transaction” means, with respect to any Party, an event in which: (a) any person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) not then beneficially owning more than fifty percent (50%) of the voting power of the outstanding securities of such Party or any of its controlling Affiliates acquires or otherwise becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of such Party or any of its controlling Affiliates representing more than fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors of such Party; (b) such Party (i) consummates a merger, consolidation or similar transaction with another Person where the voting securities of such Party or any of its controlling Affiliates outstanding immediately preceding such transaction (or the voting securities issued with respect to the voting securities of such Party or any of its controlling Affiliates outstanding immediately preceding such transaction) represent less than fifty percent (50%) of the voting power of such Party or any of its controlling Affiliates or surviving entity, as the case may be, following such transaction, (ii) sells or otherwise transfers to any Person(s) in one or more related transactions more than fifty percent (50%) of its consolidated total assets, or assets from which more than fifty percent (50%) of its consolidated operating income for its most recent financial year was derived, (iii) disposes by sale, assignment, exclusive license or otherwise of all or substantially all of its intellectual property rights, except for licenses under such intellectual property rights in the ordinary course of business and any isolated sale or assignment of specific items of intellectual property, or (iv) liquidates, dissolves or winds-up; or (c) with respect to any Party having equity securities registered under the Exchange Act, any “person” (as the term “person” is used for the purposes of Sections 13(d) or 14(d) of the Exchange Act) other than the other Party acquires forty percent (40%) or more of the voting power of the then-outstanding voting securities of such Party or any of its controlling Affiliates.  For the purposes of this definition, a “Controlling Affiliate” is an Affiliate that “controls”: a Party, as such term is used in the definition of “Affiliate” in Section 1.1 (Affiliate).

1.5.                                               “Collaboration Compound” means any JAK-3 Kinase Inhibitor, other than a Pharmacopeia Compound or a Wyeth Compound, that is (a) conceived or synthesized by either Party alone or jointly with the other Party in the course of the Research Collaboration during the Research Term; or (b) within the scope of (i.e., is covered by) a composition of matter claim of a Patent Right that has a priority date after the Effective Date and is Controlled solely by Pharmacopeia or Wyeth (or any of their Affiliates) or jointly by Pharmacopeia and Wyeth, which Patent Right also claims any compound in category (a) as a composition of matter.  In the event that the Research Collaboration is terminated by Wyeth pursuant to Section 9.4.1 (Termination Without Cause) prior to the **, Collaboration Compounds will include any JAK-3 Kinase Inhibitor (other than a Pharmacopeia Compound or a Wyeth Compound) that is derived from a Pharmacopeia Compound, a Wyeth Compound or another Collaboration Compound by Wyeth during the period from the **.  For purposes of this definition, a compound will be deemed to have been “derived” from a compound if it: (i) is **, (ii) is otherwise **, (iii) is based **, or (iv) is within the scope of ** category (i), (ii) or (iii) above as a composition of matter.

1.6.                                               “Commercialization” or “Commercialize” means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, Manufacturing for commercial purposes, distributing, importing or selling a Product.  Commercialization will not include any activities related to Development.

1.7.                                               “Commercially Reasonable Efforts” means (i) with respect to the efforts to be expended by any Party other than as provided in subsection (ii) or (iii) below, those **; (ii) with respect to the **, and (iii) with respect to the **.

1.8.                                               “Competing Pharmaceutical Company” means **.

1.9.                                               “Compound Classification Disputes” has the meaning set forth in Section 3.4.6(a) (Compound Classification Disputes).

1.10.                                        “Compound Selection Criteria” means those procedures and criteria not materially inconsistent with the criteria that a Party uses to make decisions regarding whether to advance compounds for further studies in its **.  Wyeth’s initial Compound Selection Criteria for advancing a compound from a **, and from a ** are set forth on Schedule 1.10 (Compound Selection Criteria).  Pharmacopeia’s initial Compound Selection Criteria for selection of ** and for advancing a ** will be provided by Pharmacopeia to the JRC **.  Each Party’s Compound Selection Criteria may, upon written notice to the JRC, be amended by such Party in the course of conducting its overall business from time to time.

1.11.                                        “Confidential Information” of a Party means all Know-How or other information regarding such Party’s technology, products, business information or objectives, whether or not designated as confidential by the disclosing Party at the time any such Know-How or other information is disclosed by the disclosing Party to the other Party.

1.12.                                        “Control” or “Controlled” means with respect to any Know-How, information, compound, product or intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

1.13.                                        “Copyright” means the copyright in any work of authorship used in connection with the Commercialization of a Product.

1.14.                                        “Core Structure” means a **.

1.15.                                        “Derivative Compound” means any JAK-3 Kinase Inhibitor, other than a Pharmacopeia Compound, a Wyeth Compound, a Collaboration Compound, that is derived from a Pharmacopeia Compound, a Wyeth Compound or a Collaboration Compound by Wyeth during the Derivative Tail.  For purposes of this Section, a compound will be deemed to have been “derived” from a compound if it: (i) is **, (ii) is otherwise **, (iii) is **, or (iv) is within the scope of ** category (i), (ii) or (iii) above; in each case wherein ** JAK-3 Kinase Inhibitor.

1.16.                                        “Derivative Tail” means the ** period beginning at the later of (a) the end of the Research Collaboration or (b) the ** of the start of the Research Term.

1.17.                                        “Development” or “Develop” means (i) Research and (ii) clinical research and drug development activities, including without limitation clinical toxicology, Manufacturing process development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), Manufacturing for clinical studies, regulatory affairs, pharmacovigilance and Regulatory Approval, and clinical study regulatory activities (including regulatory activities other than those directed to obtaining pricing and reimbursement approvals).

1.18.                                        “Development Compound” means a Pre-Development Compound designated by a Party, at its sole discretion in accordance with its Compound Selection Criteria, for inclusion ** (e.g., **).

1.19.                                        “Diligence Failure” has the meaning set forth in Section 9.3 (Termination for Cause).

1.20.                                        “Disclosing Party” has the meaning set forth in Section 7.1 (Confidentiality) hereof.

1.21.                                        “Discovery Compounds” means Pharmacopeia Compounds, Wyeth Compounds or Collaboration Compounds that meet the **, as determined by the JRC during the Research Term.

1.22.                                        “Discovery Compound Criteria” means the criteria attached as Schedule 1.22 to the Agreement, as may be amended from time to time by the JRC during the Research Term.

1.23.                                        “Effective Date” has the meaning set forth in the Preamble.

1.24.                                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.25.                                        “Executive Officers” means the President of Wyeth Pharmaceuticals (or an executive officer of Wyeth designated by such President of Wyeth Pharmaceuticals) and the Chief Executive Officer of Pharmacopeia (or an executive officer of Pharmacopeia designated by such Chief Executive Officer).

1.26.                                        “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.27.                                        “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder.

1.28.                                        “Fields” means the Wyeth Field and the Pharmacopeia Field.

1.29.                                        “First Commercial Sale” means, in any particular country in the Territory, the first sale in that country for use by the general public of a Product after Regulatory Approval of such Product has been granted by the Regulatory Authority of that country.

1.30.                                        “FTE” means the full time equivalent effort of one scientist with either a **  or equivalent degree consisting of ** done by such an employee of Pharmacopeia or of a subcontractor approved in advance by the JRC in accordance with Section 3.7 (Subcontracting) on or directly related to and in support of the Research Plan.

1.31.                                        “IND” means an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or an equivalent foreign filing.

1.32.                                        “Indemnified Party” has the meaning set forth in Section 10.3 (Procedure) hereof.

1.33.                                        “Indemnifying Party” will have the meaning set forth in Section 10.3 (Procedure) hereof.

1.34.                                        “Initial Term” has the meaning set forth in Section 3.3.1 (Research Term).

1.35.                                        “JAK-3 Exclusivity Period” means **.

1.36.                                        “JAK-3 Joint Patent Right” means **.

1.37.                                        “JAK-3 Kinase Inhibitor” means a molecule that has JAK-3 Kinase Inhibitory Activity at an **.

1.38.                                        “JAK-3 Kinase Inhibitory Activity” means, when used to describe a compound, that the compound binds to the protein tyrosine kinase enzyme known as Janus Activating Kinase 3 (JAK-3).

1.39.                                        “Joint IP” means Joint Patent Rights and Joint Know-How.

1.40.                                        “Joint Know-How” means any Know-How that is jointly owned by the Parties in accordance with Section 6.1 (Ownership).

1.41.                                        “Joint Patent Right(s)” means those Patent Right(s) that claim Joint Know-How.

1.42.                                        “Joint Research Committee” has the meaning set forth in Section 3.4 (Joint Research Committee) hereof.

1.43.                                        “JRC” means the Joint Research Committee.

1.44.                                        “Know-How” means proprietary information or other know-how, whether or not patentable, and whether stored or transmitted in oral, documentary, electronic, or other form, including without limitation, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, developments, works of authorship, biological and chemical materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates, products, preclinical and clinical data, trade secrets, chemical synthesis, scale-up and manufacturing, toxicology, regulatory, stability, and any other information relevant to the **.

1.45.                                        “Lead Developer” means (i) Wyeth for all Wyeth Available Compounds that Wyeth has designated as ** pursuant to ** or selected for Development from among the Passed Compounds pursuant to Section 3.2.4 (Compound Selection) and (ii) Pharmacopeia for all Pharmacopeia Available Compounds, on an Agreement Compound-by-Agreement Compound basis, upon selection by Pharmacopeia of such Agreement Compound pursuant to Section 3.2.4 (Compound Selection).

1.46.                                        “Liability” has the meaning set forth in Section 10.1 (Indemnification by Wyeth) hereof.

1.47.                                        “License Verification Notice” has the meaning set forth in Section 3.8 (Notice of Compounds).

1.48.                                        “Major Market Countries” means the United States, France, Germany, United Kingdom, Italy, Spain, and Japan.

1.49.                                        “Manufacturing” or “Manufacture” means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a Product.

1.50.                                        “Material Structural Feature” means a **.

1.51.                                        “NDA” means a “New Drug Application” filed with the FDA as described in 21 CFR §314, or any corresponding application for Regulatory Approval in any country other than the U.S.

1.52.                                        “Net Sales” means, **.

It is understood that ** is made.

Notwithstanding the foregoing, Net Sales will not include **.  Additionally, for the sake of clarity, sales of a **.

Notwithstanding the foregoing, if a **.

In the event that Wyeth or its sublicensees **.

In the event that Wyeth or its sublicensees**.

1.53.                                        “Non-Assert IP” means any Patent Rights Controlled by a Party or its Affiliates that claim (a) the **, or (b) a **.  For clarity, the foregoing does not include any **.

1.54.                                        “Non-Licensed Compounds” has the meaning set forth in Section 3.9 (License Verification).

1.55.                                        “Non-Licensed Compound Notice” has the meaning set forth in Section 3.9 (License Verification).

1.56.                                        “Passed Compounds” means any Pharmacopeia Compound or Collaboration Compound that has become a “Passed Compound” pursuant to Section 3.2 (Compound Selection and Reversion) and is available for selection by the Parties for Development pursuant to Section 3.2 (Compound Selection and Reversion).  Passed Compounds do not include **.

1.57.                                        “Patent Rights” means any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof (d) inventor’s certificates, and (e) all United States and foreign counterparts of any of the foregoing.

1.58.                                        “PCT” means the Patent Cooperation Treaty.

1.59.                                        “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.60.                                        “Pharmacopeia Available Compound” means:

(a)  any Pharmacopeia Compound or Collaboration Compound selected by Pharmacopeia for Development in accordance with Section 3.2.4 (Compound Selection) and for which Pharmacopeia is fulfilling the diligence obligations required under Section 3.2.4 (Compound Selection); and

(b)  any Pharmacopeia Compound or Collaboration Compound with respect to which Pharmacopeia has undertaken Development in the Wyeth Field if permitted under Section 4.1 and for which Pharmacopeia is fulfilling the diligence obligations required under Section 3.2.4 (Compound Selection).

1.61.                                        “Pharmacopeia Change of Control Transaction” means a Change of Control Transaction where Pharmacopeia is the Party undergoing change of control.

1.62.                                        “Pharmacopeia Compounds” means all JAK-3 Kinase Inhibitors that:

(a)                             are identified on Schedule 1.62, or

(b)                            are synthesized by Pharmacopeia or Wyeth in the course of the Research Collaboration from compounds in category ** and (i) are **; (ii) are otherwise ** (iii) are based on ** (a) above; provided, however, **; or

(c)                             are synthesized by Pharmacopeia during the Research Term (but excluding any JAK-3 Kinase Inhibitor identified by Pharmacopeia utilizing information obtained in the Research Collaboration); or

(d)                            come into Control of Pharmacopeia **

(e)                             were Controlled by Pharmacopeia **, as substantiated by reasonable documentation, but were not listed on Schedule 1.62.

Pharmacopeia Compounds further will include isomers, enantiomers, prodrugs, hydrates, solvates, metabolites and all pharmaceutically acceptable salts of the foregoing.

1.63.                                        “Pharmacopeia Field” means all uses of a Product in non-human animals, and all topical uses of a Product for the treatment or prevention of skin and eye diseases in humans where such Product would be applied directly to the skin or eye and would have its therapeutic effect at or near a target site on the skin or eye.

1.64.                                        “Pharmacopeia Indemnified Party” has the meaning set forth in Section 10.1 (Indemnification by Wyeth).

1.65.                                        “Pharmacopeia IP” means Pharmacopeia Patent Rights and Pharmacopeia Know-How.

1.66.                                        “Pharmacopeia Know-How” means all Know-How Controlled by Pharmacopeia **.  It is understood that Pharmacopeia Know-How shall not include any **.

1.67.                                        “Pharmacopeia Patent Right” means all Patent Rights Controlled by Pharmacopeia **.  It is understood that Pharmacopeia Patent Rights shall not include any **.

1.68.                                        “Pharmacopeia Product” means a pharmaceutical preparation containing a Pharmacopeia Available Compound.  For purposes of clarity, any pharmaceutical preparations containing the same Pharmacopeia Available Compound will be deemed to be the same Pharmacopeia Product.

1.69.                                        “Pharmacopeia Third Party Agreement(s)” means any (i) **, and (ii) any other ** by Pharmacopeia.

1.70.                                        “Phase I Clinical Study” means a study of an Agreement Compound or Product in human patients with the endpoint of determining initial tolerance, safety and/or pharmacokinetic information in single dose, single ascending dose, multiple dose and/or multiple ascending dose regimens.

1.71.                                        “Phase II Clinical Study” means a study of an Agreement Compound or Product in human patients to determine initial efficacy and dose range finding before embarking on Phase III Clinical Studies.

1.72.                                        “Phase III Clinical Study” means a pivotal study in human patients with a defined dose or a set of defined doses of an Agreement Compound or Product designed to ascertain efficacy and safety of such Agreement Compound for the purpose of preparing and submitting applications for Regulatory Approval to the competent Regulatory Authorities in a country of the world.

1.73.                                        “Pre-Development Compound” means an Agreement Compound selected by a Party, at its sole discretion in accordance with its Compound Selection Criteria, for further Development studies prior to being considered for advancement as a Development Compound.

1.74.                                        “Pre-IND” means any Development studies conducted after compound discovery that are intended to obtain information needed to assess, according to a Party’s applicable Compound Selection Criteria, whether to file an IND for a particular compound.

1.75.                                        “Primary Prosecution Countries” means the countries set forth on Schedule 1.75.

1.76.                                        “Product(s)” means Pharmacopeia Product(s) or Wyeth Product(s), as the case may be.

1.77.                                        “Project Team” has the meaning set forth in Section 3.4.1 (Composition)

1.78.                                        “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the commercial Manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of Product(s) in a regulatory jurisdiction.  For the sake of clarity, Regulatory Approval will not be deemed to have been obtained in a country until any applicable governmental pricing and governmental reimbursement approvals (other than those required by Medicaid or Medicare) have also been obtained in such country.

1.79.                                        “Regulatory Authorit(y/ies)” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for the Product.

1.80.                                        “Research” means those discovery and preclinical activities undertaken by or on behalf of a Party or its Affiliates with respect to an Agreement Compound, or Product incorporating such Agreement Compound, prior to conducting clinical studies using such Agreement Compound or Product, including, without limitation, medicinal chemistry and synthesis, purification and other discovery efforts, test method development and stability testing, delivery system development, pharmacology, preclinical toxicology, and formulation of such Agreement Compound or Product.

1.81.                                        “Research Plan” means the written plan for the conduct of the Research Collaboration described in Section 3.5 (Research Plan).

1.82.                                        “Research Collaboration” has the meaning set forth in Section 3.1 (Scope).

1.83.                                        “Research Term” has the meaning set forth in Section 3.3.1 (Research Term).

1.84.                                        “Royalty Term” means, **, the period **.

1.85.                                        “SEC” means the United States Securities and Exchange Commission.

1.86.                                        “Selection Conditions” means the occurrence of both of the following events (a) ** and (b) **.

1.87.                                        “Selection Notice” means written notice to the JRC or the other Party, as applicable, nominating a **, as applicable.

1.88.                                        “Term” has the meaning set forth in Section 9.2 (Term).

1.89.                                        “Territory” means the entire world.

1.90.                                        “Third Part(y/ies)” means any Person(s) other than Wyeth, Pharmacopeia or their respective Affiliates.

1.91.                                        “Third Party IP Rights” will have the meaning set forth in Section 6.2.3(b) (Option to Negotiate) hereof.

1.92.                                        “Third Party Suit” has the meaning set forth in Section 6.2.3(c) (Third Party Infringement Suit).

1.93.                                        “Top 10 Pharmaceutical Company” means, **.

1.94.                                        “Trademarks” means those registered and unregistered trademarks used in connection with the Commercialization of any Product by a Party or its Affiliates or sublicensees hereunder.

1.95.                                        “Unpatented Product” means a Wyeth Product, the making, use, sale, offering for sale, or importation of which does not infringe at least one Valid Claim of a Pharmacopeia Patent Right or Joint Patent Right in the particular country where the sale of such Wyeth Product has occurred.

1.96.                                        “Valid Claim” means a claim of any issued, unexpired U.S. or foreign patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise.

1.97.                                        “Wyeth Available Compound” means:

(a)                             during the Research Term, all Agreement Compounds other than Pharmacopeia Available Compounds and Non-Licensed Compounds; and

(b)                            after the Research Term, (i) **, and (ii) **, in each case ((i) and (ii)) other than **.

1.98.                                        “Wyeth Compounds” means JAK-3 Kinase Inhibitors that (a) Wyeth, in its sole discretion, contributes to the Research Collaboration for evaluation by the JRC pursuant to Section 3.2.1 (Discovery Compounds) and which are Controlled by Wyeth as of the Effective Date of the Agreement or come into Control of, or are synthesized by, Wyeth during the Research Term (but excluding any JAK-3 Kinase Inhibitor identified by Wyeth utilizing information obtained in the Research Collaboration), or (b) are synthesized by Wyeth or Pharmacopeia in the course of the Research Collaboration from compounds in category (a) above and are (i) **; (ii) otherwise obtained ** (iii) based on ** (a) above; provided, however, **.  Wyeth Compounds further will include isomers, enantiomers, prodrugs, hydrates, solvates, metabolites and all pharmaceutically acceptable salts of the foregoing.  Notwithstanding the foregoing, **.  Furthermore, **.

1.99.                                        “Wyeth Development Track” means **.

1.100.                                 “Wyeth Field” means all human therapeutic and prophylactic uses of a Product other than uses included within the Pharmacopeia Field.

1.101.                                 “Wyeth Indemnified Party” has the meaning set forth in Section 10.2 (Indemnification by Pharmacopeia) hereof.

1.102.                                 “Wyeth IP” means Wyeth Patent Rights and Wyeth Know-How.

1.103.                                 “Wyeth Know-How” means any Know-How Controlled by Wyeth **.

1.104.                                 “Wyeth Patent Right” means all Patent Rights Controlled by Wyeth **.

1.105.                                 “Wyeth Product” means a pharmaceutical preparation containing a Wyeth Available Compound.  For purposes of clarity, any pharmaceutical preparations containing the same Wyeth Available Compound will be deemed to be the same Wyeth Product.  For the avoidance of doubt, a Wyeth Product will not be considered to be separate, distinct and different from another Wyeth Product solely on the basis of its use for a different indication, method of production or manufacture, method of delivery or dosage level.

2.                                      LICENSES.

2.1.                                               Licenses to Wyeth.

2.1.1.                            ** License.  Subject to the terms and conditions of this Agreement, Pharmacopeia hereby grants Wyeth a **, as determined by the JRC.

2.1.2.                            ** Licenses.  Subject to the terms and conditions of the Agreement, including the rights reserved by Pharmacopeia under Section 2.3 (Retained Rights) and Section 2.12 (Pharmacopeia Third Party Activities):

(a)                             ** Period. Pharmacopeia hereby grants Wyeth **;

(b)                            ** Rights. Subject to Section 4.1 (Product Development), Pharmacopeia hereby grants Wyeth **; and

(c)                             ** Compounds. Pharmacopeia hereby grants Wyeth **.

2.2.                                               Licenses to Pharmacopeia.

2.2.1.                            ** License.  Subject to the terms and conditions of this Agreement, Wyeth hereby grants Pharmacopeia **, as determined by the JRC.

2.2.2.                            ** License.  Subject to the terms and conditions of this Agreement, with respect to **, Wyeth hereby grants Pharmacopeia **.

2.3.                                               Retained Rights.

2.3.1.                            ** Period.  After the **.

2.3.2.                            ** Retained Rights.  **.

2.4.                                               Sublicensing.  Wyeth may grant to its Affiliates and to Third Parties sublicenses of the rights granted to it under Section 2.1.2(c) (Development and Commercialization License) at any time at its sole discretion; provided that, within thirty (30) days following the execution of any such sublicense, Wyeth shall provide Pharmacopeia with at least the following information with respect to each sublicensee: (i) the identity of the sublicensee; (ii) a description of the Product, and the rights granted to the sublicensee; and (iii) the territory in which the Product will be sold. Each such sublicense will be subject to the requirements of 35 U.S.C. § 200 et seq. and implementing regulations, and shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and Wyeth shall remain responsible to Pharmacopeia for the compliance of each such sublicensee with the financial and other obligations due under this Agreement.  No sublicense granted by Wyeth may be assigned, transferred or further sublicensed to any Third Party without the prior written consent of Pharmacopeia.

2.5.                                               Direct Licenses to Affiliates.  Wyeth may at any time request and authorize Pharmacopeia to grant licenses directly to Affiliates of Wyeth by giving written notice designating to whom a direct license is to be granted.  Upon receipt of any such notice, Pharmacopeia will enter into and sign a separate direct license agreement with such designated Affiliate of Wyeth and will enter into and sign an amendment to this Agreement as may be necessary to reflect entry into such direct license.  All such direct license agreements will be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by the laws and regulations in the country in which the direct license will be exercised; provided, however, that Pharmacopeia will have no obligation to enter into any such direct license agreement if the effect of entering into such agreement (and continuing as a party to this Agreement) would be to increase the level of obligations owed by Pharmacopeia, or decrease the consideration owed to Pharmacopeia, relative to the obligations owed by or consideration owed to Pharmacopeia under this Agreement.  In countries where validity of the direct license agreement requires prior government approval or registration, such direct license agreement will not become binding between the parties thereto until such approval or registration is granted, which approval or registration will be obtained by Wyeth.  All costs of making a direct license, including Pharmacopeia’s reasonable attorneys fees, under this Section 2.5 will be borne by Wyeth.

2.6.                                               Restrictions.

2.6.1.                            ** Restrictions.  Subject to Section 2.1.2 (Wyeth's ** License) and Section 2.2.2 (Pharmacopeia's ** License), **.  During the **.

2.6.2.                            Pharmacopeia Restrictions.

(a)                             ** JAK-3 Compounds.  Subject to Section 2.2.2 (** License),  during the **.

(b)                            ** Licenses.  Subject to Section 2.2.2 (** License), during the **.

(c)                             Joint Patent Rights.  Subject to the rights retained by Pharmacopeia under clauses (i), (iii), and (iv) of Section 2.3.2 (** Retained Rights) and Section 4.1 (Product Development), Pharmacopeia will not **.

(d)                            ** Compounds.  Subject to the rights retained by Pharmacopeia under clauses (i) and (iii) of Section 2.3.2 (** Retained Rights), **.

(e)                             ** Compounds. Except in the exercise of Pharmacopeia’s right under Section 4.1 (Product Development) to **,  Pharmacopeia will not **.

2.6.3.                            Wyeth Restrictions.  During the **.

2.6.4.                            Termination of Restrictions.  Without limiting any remedy that a Party may have under this Agreement, in equity or at law, in the event that either Party rejects this Agreement under Section 365 of the Bankruptcy Code, the covenants set forth in this Section 2.6 (Restrictions) shall terminate and cease to restrict the non-bankrupt Party.

2.7.                                               Covenant Not to Sue.  Subject to any ** granted by either Party under any agreement with a Third Party  entered into in compliance with the terms of this Agreement:

(a)                             Covenant by each Party.  Each Party hereby ** covenants and warrants that it will not (and will cause its Affiliates, successors, and assigns not to) **; and

(b)                            Covenant by Pharmacopeia. Pharmacopeia **.

(c)                             Limitation on Covenant.  Nothing in Section 2.7(a) (Covenant by Each Party) or 2.7(b) (Covenant by Pharmacopeia) shall be construed to **.

(d)                            Successors and Assigns. The covenants in Section 2.7(a) (Covenant by Each Party) will inure to the benefit of and will bind the respective successors and permitted assigns of the Parties and their Affiliates.

2.8.                                               Right of Reference.  Each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b), to any data Controlled by such Party or its Affiliates that relates to any Agreement Compound or Product for which the other Party is the Lead Developer, and such Party will provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3).

2.9.                                               365(n) of Bankruptcy Code.  All rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  Each Party hereby grants to other Party and all Affiliates of such other Party a right of access and to obtain possession of, and to benefit from copies of, (i) pre-clinical and clinical research data and results, (ii) laboratory and compound samples required by the JRC to be delivered to Wyeth to the extent not previously delivered and to the extent still available to Pharmacopeia, all of which ((i) and (ii)) constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code), and (iii) all other embodiments of such intellectual property, whether any of the foregoing are in the granting Party’s possession or control or in the possession and control of Third Parties.

Each Party agrees not to interfere with the other Party’s and other Party’s Affiliates exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use reasonable efforts to assist such other Party and Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for such other Party and Affiliates to exercise such rights and licenses in accordance with this Agreement.  The Parties acknowledge and agree that all payments payable under this Agreement will constitute “royalties” within the meaning of Bankruptcy Code Section 365(n) other than FTE payments payable to Pharmacopeia under Section 3.6 (Funding of the Research Collaboration) and Designation Payments payable to Pharmacopeia under Section 5.2 (Designation Payments).  Furthermore, the Parties agree that **, Designation Payments payable to Pharmacopeia under Section 5.2 (Designation Payments) will also constitute “royalties” within the meaning of Bankruptcy Code Section 365(n).

2.10.                                        Know-How Transfer.

2.10.1.                     Disclosure of Pharmacopeia Know-How.  Pharmacopeia will disclose the Pharmacopeia Know-How to Wyeth during the Research Term.  Without limiting the generality of the foregoing, at Wyeth’s request within a reasonable time not to exceed ** days from the date of Wyeth’s request, Pharmacopeia will deliver to Wyeth, as ** or as otherwise contemplated under a Research Plan, copies (for documentation and information) or samples (for tangible materials) of any documents, files, diagrams, plans, specifications, designs, recipes, schematics, reports, notes, data, models, prototypes, chemical or biological materials, or other documentation or tangible materials recording or embodying the Pharmacopeia Know-How in Pharmacopeia’ possession.  In addition, at Wyeth’s request, and on a commercially reasonable schedule and at a commercially reasonable venue **, technically qualified scientists and engineers from each Party will meet and/or participate in telephone conference calls as reasonably necessary to exchange knowledge necessary to fully transfer all such Pharmacopeia Know-How.

2.10.2.                     Disclosure and Transfer of Joint Know-How.  Each Party will promptly disclose any Joint Know-How to the other Party.  Any such Joint Know-How transfer will be accomplished through reciprocal delivery of documentation and meetings/telephone calls in like manner as provided in Section 2.10.1 (Disclosure of Pharmacopeia Know-How).

2.11.                                        No Implied Rights.  Except as expressly provided in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property of such Party.

2.12.                                        Pharmacopeia Third Party Activities.  It is understood that **.  Accordingly, so long as **.

2.13.                                        No Obligation To Disclose Non-Agreement Compounds. For the avoidance of doubt, nothing in this Agreement will require Pharmacopeia to disclose to Wyeth any compound other than Agreement Compounds.

3.                                      RESEARCH COLLABORATION.

3.1.                                               Scope.  During the Research Term, Wyeth and Pharmacopeia will engage in a research collaboration to Research and evaluate JAK-3 Kinase Inhibitors in the appropriate assays and pre-clinical models of **, and to select ** through the selection procedures set forth in this Article 3 and pursuant to the other terms and conditions of this Agreement (the “Research Collaboration”).  The Research Collaboration will be conducted in accordance with the Research Plan. The JRC will have the sole authority to determine the activities to be undertaken by Pharmacopeia FTEs and Wyeth personnel working in the Research Collaboration during the Research Term.  In general, the Parties agree that medicinal chemistry and primary, in vitro biology will be undertaken by Pharmacopeia, and that in vivo biology and animal pharmacology will be undertaken by Wyeth.  **.

3.2.                                               Compound Selection.

3.2.1.                            Discovery Compounds.  The JRC will establish a procedure under which ** will be evaluated to determine whether such compounds meet the Compound Selection Criteria for **.  The JRC will follow such procedures in making determinations regarding whether a compound meets such Compound Selection Criteria.  If the JRC reasonably believes that it does not have sufficient data to determine whether a compound meets such Compound Selection Criteria, it may request that reasonable further data for such compound be generated pursuant to a Research Plan, in order to make such determination.  At the ** the JRC following the provision of such reasonable further data to the JRC, the JRC will make a final determination as to the status of the compound in question.  Subject to Section 3.4.6 (Dispute Resolution), if the JRC does not determine ** at that time, **.  Any such Wyeth Compound will remain **.

3.2.2.                            Pre-Development Compounds.  Within ** of an Agreement Compound being designated as a ** pursuant to Section 3.2.1 (Discovery Compounds), Wyeth will have the ** by providing written notice of such designation to the JRC. Any ** that is not **.  Wyeth may also designate a ** as a ** prior to the expiration of such **

period by providing written notice to Pharmacopeia of such designation.  At the end of the Research Term, any **.

3.2.3.                            Development Compounds.  Wyeth may, at any time and at its sole discretion, designate as ** any ** that meet the applicable Compound Selection Criteria.

3.2.4.                            Compound Selection.

(a)                             General Selection Procedures During the Research Term.

(i)                                     Selection by Pharmacopeia.  During the Research Term, for any **.

(ii)                                  Selection by Either Party.  Any ** for purposes of this Agreement.

(iii)                               ** Pre-Development Compounds.  Notwithstanding the other provisions of this Section 3.2.4 (Compound Selection), **.

(b)                            Passed Compounds at End of Research Term. At the end of the Research Term, all **.  Notwithstanding the foregoing, if at the end of the Research Term any **.

(c)                             Selection of Agreement Compounds After Research Term.

(i)                                     Selection by Pharmacopeia. After the Research Term, all **.

(ii)                                  Wyeth Compounds. After the Research Term, all **.

(iii)                               Collaboration Compounds Invented Solely by Wyeth. After the Research Term, all **.

(iv)                              Collaboration Compounds Invented Jointly.  If the **.

(v)                                 Pharmacopeia Compounds and Collaboration Compounds Invented by Pharmacopeia.  If the **.

(d)                            Effect of Selection.  If a ** with respect to such compound.  If a ** by either Party.

(e)                             Diligence. Pharmacopeia will use **.  If Pharmacopeia fails to do so for any **.  Such compound’s becoming ** for a breach by Pharmacopeia of this Section 3.2.4(e) (Diligence).

3.2.5.                            Notice of Designation.  Both during and after the **, each Party will promptly notify the other in writing upon designating ** pursuant to this Agreement.  Such notice shall include a **.

3.2.6.                            No Simultaneous Development of the Same Agreement Compound.  For clarity, in no event may **, at the same time, under any circumstances. For example, ** of a topical ** treatment must be undertaken with a ** of an oral or injectable **.

3.2.7.                            ** After Research Term.  Each Party may **.  For example, such **.  Notwithstanding the foregoing, neither Party shall be obligated to ** contemplated by this Section.

3.2.8.                            Pharmacopeia Compound Selection Criteria.  Prior to selecting a Passed Compound pursuant to Section 3.2.4 (Compound Selection), Pharmacopeia will submit to the JRC reasonable Compound Selection Criteria that will be used by Pharmacopeia for selecting a compound as a Pre-Development Compound and for advancing a Pre-Development Compound to a Development Compound, which Compound Selection Criteria will be consistent with industry standards and generally comparable, where applicable, to the Compound Selection Criteria used by Wyeth taking into account the requirements of a therapeutic product for the indications and routes of delivery in the Pharmacopeia Field.

3.3.                                               Term of the Research Collaboration.

3.3.1.                            Research Term.  Unless earlier terminated in accordance with Section 9 (Government Approvals; Term and Termination), the term of the Research Collaboration will ** (the “Initial Term”) and for the duration of any extension described in Section 3.3.2 (Extensions) (the entire period being the “Research Term”).

3.3.2.                            Extensions.  Wyeth will have the option, exercisable in its sole discretion, by providing written notice to Pharmacopeia ** prior to the end of the Initial Term, to extend the Research Collaboration for an additional year.  In addition, the Parties will be entitled to extend the Research Term for additional ** upon mutual agreement.

3.4.                                               Joint Research Committee.

3.4.1.                            Composition.  Within thirty (30) days after the Effective Date, the Parties will establish a Joint Research Committee (the “Joint Research Committee” or “JRC”) to oversee and govern the Research Collaboration.  The JRC will be in effect only during the Research Term.  The JRC will be composed of three (3) representatives from each Party and will be co-chaired by one representative of each Party.  Each Party may replace any of its representatives at any time upon written notice to the other Party.  From time to time, the JRC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JRC decides.  ** (each such **) **.  During the Research Term, **.  Each Project Team shall include **.

3.4.2.                            Responsibilities.  The JRC’s responsibilities will be to (i) create the Research Plan and update it within ninety (90) days of the end of each year of the Research Term; (ii) manage the implementation of the Research Plan, including but not limited to implementing the chemistry and biology activities associated with Agreement Compounds to be evaluated thereunder; (iii) either directly or through **, direct the chemistry efforts carried out by both Parties and determine the division of labor under the Research Plan including the activities to which all Pharmacopeia ** and all Wyeth ** allocated; (iv) determine whether Agreement Compounds have achieved the Compound Selection Criteria for **, if appropriate; (v) manage the process of the Agreement Compound selection by the Parties, as described in Section 3.2 (Compound Selection and Reversion); (vi) maintain an up-to-date list of ** and Agreement Compounds selected by either Party for Development pursuant to a Selection Notice, which list will specify whether each compound is a **.  All Compound Classification Disputes, as well as any dispute as to whether an Agreement Compound meets the **, will be resolved in accordance with the procedures set forth in Section 3.4.6 (Dispute Resolution).  However, the procedures set forth in Section 3.4.6 (Dispute Resolution) **.

3.4.3.                            Meetings.  The JRC will meet at least four (4) times annually, face-to-face, unless otherwise agreed by the co-chairs, and may arrange other meetings as the co-chairs deem necessary by teleconference or video.  At the first meeting of the JRC, to be held within thirty (30) days of the Effective Date, the JRC will agree to an initial Research Plan for the Research Collaboration and will evidence such Research Plan by attaching it to the minutes of such meeting.  Each Party will have the right, upon thirty (30) days prior written notice to the other Party, to call a special meeting of the JRC to vote on any issue subject to the JRC’s jurisdiction, either in-person by teleconference, or video, as the co-chairs of the JRC may agree.  Project Teams will maintain continuous and open communication through in-person meetings, teleconferences and e-mail.

3.4.4.                            End of Jurisdiction.  After the Research Term, or on an Agreement Compound-by-Agreement Compound basis, at such time as an Agreement Compound is designated by a Party as a **, the JRC will have no further jurisdiction, and all activities for further research and

Development of such ** will be managed by the Lead Developer with respect to such **.

3.4.5.                            Voting.  Decisions of the JRC will be made by unanimous consent, with each Party having one vote.  The JRC may act without a meeting if an action by unanimous written consent is signed by all members of the JRC.

3.4.6.                            Dispute Resolution.

(a)                             ** Disputes.  If a dispute regarding ** cannot be resolved at the JRC within fifteen (15) business days, the matter will be resolved by, first, referring the ** Dispute to a team of legal counsel, the team consisting of two lawyers having experience in chemistry, with one selected by each Party.  If the team of legal counsel is unable to resolve the matter within fifteen (15) business days, the matter will then be referred for resolution to an independent patent lawyer having experience in chemistry who is acceptable to both members of the team of legal counsel.  The decision of the mutually agreed outside legal counsel will be binding on the Parties.

(b)                            If, pursuant to Section 3.4.2 (Responsibilities) a dispute, **, cannot be resolved at the JRC within fifteen (15) business days, the matter will be brought by the JRC co-chairs to the Executive Vice President, Wyeth Discovery Research, and the Chief Scientific Officer, Pharmacopeia.  If agreement cannot be reached between these two individuals within fifteen (15) business days, then the matter will be brought to the President, Wyeth Research and the CEO, Pharmacopeia for good faith discussion and timely resolution.  If agreement cannot be reached at this level within forty-five (45) days then: (i) **; and (ii) for **.  Unless and until resolution of a dispute has been achieved, the Parties’ activities pursuant to the Research Collaboration will continue as set forth in the most current applicable Research Plan.

3.4.7.                            Minutes.  The JRC will keep accurate and complete minutes of its meetings that record all proposals, recommendations and actions taken.  All records of the JRC will be available at all times to each Party.  The Parties will alternate the taking and production of minutes.  The Party responsible for producing the minutes will provide a set of draft minutes to the other Party within fifteen (15) days after the applicable JRC meeting.  The other Party shall respond with any proposed changes, within fifteen (15) days after receiving such draft minutes.  The Parties then will finalize and sign the minutes within the following fifteen (15) days.  Any dispute related to the minutes will be resolved in good faith by the JRC’s co-chairs within ten (10) days of occurrence of such dispute.  In the event that the co-chairs are unable to resolve such dispute, the dispute shall be resolved according to the dispute resolution procedures set forth above.

3.4.8.                            Inventory of **.  Within ** after the end of the Research Term, the JRC will prepare and deliver to each Party an aggregate, final list of all ** and Agreement Compounds selected by either Party to date for Development pursuant to a Selection Notice, such list having the information set forth in subsection (vi) of Section 3.4.2 (Responsibilities).

3.5.                                               Research Plan.  The initial outline of a Research Plan and the work to be accomplished during the first year of the Research Collaboration, including the division of labor between Wyeth and Pharmacopeia, is set forth in Exhibit A.  Based upon such initial outline, the JRC will prepare a Research Plan within thirty (30) days after the Effective Date or such other time as the co-chairs of the JRC may agree, but in no event later than sixty (60) days after the Effective Date, pursuant to Section 3.4.3 (Meetings). The JRC will review the Research Plan on at least an annual basis and submit any proposed modifications or updates to the Parties for review and approval, as set forth in Section 3.4.2 (Responsibilities); any such modifications or updates will not become effective until approved in writing by the co-chair of the JRC from each of the Parties.

3.6.                                               Funding of the Research Collaboration.

3.6.1.                            Research Funding.  Wyeth will pay Pharmacopeia at the rate of three million dollars ($3,000,000) per year for **.  Unless otherwise agreed by the Parties, Wyeth shall not be obligated to fund more than ** during the Initial Term.  The number of FTEs utilized by Pharmacopeia during each year of the Initial Term **.  As of the beginning of each year of the Research Term after the Initial Term, the amount paid by Wyeth for the efforts of **. Other than as set forth in this Section 3.6.1 (Research Funding) or as otherwise agreed by the Parties in writing, each Party will be solely responsible for its costs and expenses incurred in performing its obligations under the Research Collaboration.

3.6.2.                            Quarterly Payments; Annual Certification.  The payments pursuant to this Section 3.6 shall be paid in equal quarterly installments, in advance.  The initial payment shall be made within thirty (30) days after the Effective Date, and subsequent payments shall be made on or before the beginning of each calendar quarter thereafter.  Within thirty (30) days after the end of each calendar year during the Research Term, Pharmacopeia will deliver to Wyeth written certification executed by the Chief Financial Officer of Pharmacopeia confirming the number of full or partial FTEs supplied by Pharmacopeia during the previous calendar year in the performance of Pharmacopeia’s obligations under the Research Plan.  In the event that the **, then Wyeth will receive a proportional credit that may be applied against future quarterly FTE payments, or if no future FTE payments are required to be paid,  then Pharmacopeia will refund to Wyeth an amount equal to the amount of the overpayment.

3.6.3.                            Records and Audits.  During the Research Term and for a period of three (3) years thereafter, Pharmacopeia will keep and maintain accurate and complete records showing the time devoted and activities performed by each FTE in performing Pharmacopeia’s obligations under the Research Collaboration in sufficient detail such that the number of FTEs applied to the Research Collaboration, during each Calendar Quarter thereof, can be accurately determined.  Upon fifteen (15) days prior written notice from Wyeth, Pharmacopeia will permit a Wyeth representative to examine, at Wyeth’s sole expense, the relevant books and records of Pharmacopeia as may be reasonably necessary to verify the accuracy of the reports submitted to Wyeth under Section 3.6.2 (Payments) for the number of FTEs applied to the performance of Pharmacopeia’s obligations under the Research Collaboration. The Wyeth representative will be provided access to such books and records at Pharmacopeia’s facility(ies) where such books and records are normally kept and such examination will be conducted during Pharmacopeia’s normal business hours.  If the number of FTEs actually utilized by Pharmacopeia in any calendar year of the Research Collaboration was less than the number funded by Wyeth during such period, Pharmacopeia will credit or refund the excess payments to Wyeth as provided in Section 3.6.2 (Quarterly Payments; Annual Certification) within thirty (30) days of its receipt of the auditor’s report so concluding.  Additionally, **. All information of Pharmacopeia which is subject to review under this Section 3.6.3 (Records and Audits) will be deemed to be Confidential Information subject to the provisions of Section 7, and such Confidential Information will not be disclosed to any Third Party or used for any purpose other than verifying the performance of Pharmacopeia and the information provided by Pharmacopeia to Wyeth; provided, however, that such Confidential Information may be disclosed to Third Parties to the extent necessary to enforce or exercise Wyeth’s rights under this Agreement or as otherwise expressly permitted under this Agreement.

3.7.                                               Subcontracting.  Wyeth may engage Third Party subcontractors (including contract research organizations) to perform certain of its obligations under this Agreement.  Pharmacopeia will not, without the JRC’s prior written consent, engage or use any Third Party subcontractors (including contract research organizations) to perform any of its obligations.  The Pharmacopeia subcontractors identified in Schedule 3.7 will be reviewed and taken up for approval by the JRC within sixty (60) days after the Effective Date.  Any Third Party subcontractor engaged to perform obligations of a Party (the “Subcontracting Party”) set forth in this Agreement shall have sufficient expertise to meet the qualifications typically required by such Subcontracting Party for the performance of work similar in scope and complexity to the subcontracted activity.  The activities of any such Third Party subcontractors shall be considered activities of the Subcontracting Party under this Agreement.  A Subcontracting Party shall be responsible for ensuring compliance by its Third Party subcontractors, if any, with the terms of this Agreement, including obligations of confidentiality.  Further, the Subcontracting Party shall ensure in any subcontracting arrangement that it obtains sole ownership of all inventions, data and related intellectual property rights made or developed by such Third Party subcontractor involving the manufacture or use of any Agreement Compound.

3.8.                                               Notice of Compounds.  If Wyeth is considering nominating as a Pre-Development Compound any **, in each case, that meets Wyeth’s Compound Selection Criteria for a Pre-Development Compound, Wyeth will provide Pharmacopeia with a written description of such **, including the chemical structure of such ** and any applicable U.S. patent numbers and application numbers that are Controlled by Pharmacopeia ** (such written description, the “License **”).

3.9.                                               License **.  Upon receipt of a License Verification Notice, Pharmacopeia will evaluate the ** identified in the License Verification Notice to determine whether **, and will notify Wyeth of such determination within thirty (30) days after receiving the written description of the chemical structure of such compound from Wyeth.  Such notice will be accompanied by reasonable documentation supporting Pharmacopeia’s position, including a **.  If Pharmacopeia notifies Wyeth **, Wyeth may, by providing written notice to Pharmacopeia within thirty (30) days of receiving the Non-Licensed Compound Notice, refer the matter to an independent outside attorney mutually acceptable to Wyeth and Pharmacopeia with expertise in pharmaceutical patents and licensing, who shall determine whether **.  The Parties shall comply promptly with such attorney’s reasonable request for documentation supporting their respective positions.  The attorney’s determination as to whether such ** will be binding upon the Parties.  The Party receiving an adverse determination in such matter shall be responsible for all of such independent attorney’s fees in connection therewith.

4.                                      PRODUCT DEVELOPMENT, COMMERCIALIZATION AND REGULATORY MATTERS.

4.1.                                               Product Development.  Each Party will have the right to Develop its selected Agreement Compounds as a Lead Developer within such Party’s respective Field in accordance with the terms of this Agreement.  However, if **.  Each Party will be responsible for its own Development expenses, unless subsequently agreed otherwise by the Parties.

4.2.                                               Regulatory Approvals and Communications.  Each Party will be responsible for and own all regulatory filings, regulatory approvals, communications with regulatory authorities, updates and maintenance, including, without limitation, all adverse experience reporting related to Products for which it is the Lead Developer.

4.3.                                               Adverse Experiences and Product Labeling.

4.3.1.                            Definitions.  Unless otherwise defined herein, the terms used surrounding adverse experiences will have the meaning set forth in US Code of Federal Regulations (CFR), title 21 parts 312 and 314 and the International Conference on Harmonization (ICH) of Technical Requirements of Pharmaceuticals for Human Use E2A, in effect as of the Effective Date and as may be amended from time to time.

4.3.2.                            Pharmacovigilance.  Upon commencement of Phase I Clinical Studies, **.

4.3.3.                            Information.  To the extent either Party has or receives any information regarding any adverse drug experience which may be related to the use of any Product, such Party will immediately, but in no event later than three (3) calendar days of receipt by such Party, provide the other Party with all such information in English as follows:

If to Wyeth:

Facsimile:  ** or

Overnight courier (only) to:

Global Safety Surveillance Epidemiology & Labeling

GSSEL Triage Unit

Wyeth Research

**

If to Pharmacopeia:

Facsimile:  ** or

Overnight courier (only) to:

Pharmacopeia Drug Discovery, Inc.

**

4.3.4.                            Labeling Responsibilities.  Wyeth shall be solely responsible for the administrative aspects of preparing, updating and maintaining product labeling for Wyeth Products.  Furthermore, Wyeth shall be solely responsible for developing and maintaining the Developmental Core Data Sheet (DCDS) and Core Data Sheet (CDS) for Wyeth Products and, for marketed Wyeth products, the local label.    Such labeling may include, but is not limited to, text and graphical contents of printed labels and labeling components, including but not necessarily limited to healthcare professional leaflets or inserts, patient leaflets or inserts, and cartons.  Wyeth shall notify Pharmacopeia of any modifications to the Wyeth DCDS or Wyeth CDS and shall provide Pharmacopeia with a copy of such modifications.

Pharmacopeia shall be solely responsible for the administrative aspects of preparing, updating and maintaining product labeling for Pharmacopeia Products.  Furthermore, Pharmacopeia shall be solely responsible for developing and maintaining the Developmental Core Data Sheet (DCDS) and Core Data Sheet (CDS) for Pharmacopeia Products and, for marketed Pharmacopeia Products, the local label.   Such labeling may include, but is not limited to, text and graphical contents of printed labels and labeling components, including but not necessarily limited to healthcare professional leaflets or inserts, patient leaflets or inserts, and cartons. Pharmacopeia shall notify Wyeth of any modifications to the Pharmacopeia DCDS or Pharmacopeia CDS and shall provide Wyeth with a copy of such modifications.

4.3.5.                            Pharmacovigilance Agreement.  If necessary, the Parties agree to meet after the Effective Date to establish a detailed Pharmacovigilance Agreement outlining the responsibilities of each Party in connection with the collection and reporting of adverse drug experiences which will supersede this Section 4.3 (Adverse Experiences and Product Labeling).

4.4.                                               Progress Reports.

4.4.1.                            Lead Developer Information.  During the Research Term, the Lead Developer with respect to a Pre-Development Compound will provide the other Party with ** at each JRC meeting. Such information will include, but not be limited to:

•                  **;

•                  **; and

•                  **.

4.4.2.                            Agreement Compound Performance.  During the Research Term, for each Agreement Compound designated as a **, the JRC minutes will include, if applicable, ** of the performance of such Agreement Compound against the relevant Compound Selection Criteria.

4.4.3.                            Twice-Annual Summaries.  Each Party will provide the other Party with twice annual, written reports within thirty (30) days following June 30th and December 31st of each calendar year, presenting a summary of the research and Development activities accomplished by such Party during the just ended six (6) month period with regard to each (i) ** and (ii) after the Research Term, each ** or **.  Such reports will include, as applicable, **.  During the Research Term, such reports will also include any proposed **. Upon reasonable request, the Parties will also **.

4.4.4.                            Pre-Clinical Data.  In each case where a summary has been provided by Wyeth for a ** Compound that subsequently becomes a ** and is subsequently selected by Pharmacopeia for Development in the Pharmacopeia Field pursuant to Section 3.2.4 (Compound Selection), Wyeth will provide Pharmacopeia with the **.

4.5.                                               Supply; Scale-up; Assistance.

4.5.1.                            Supply of Agreement Compounds.  During the Research Term, Pharmacopeia will provide ** quantities of Agreement Compounds that are not **, as reasonably necessary to carry out the Research Plan, as part of the work carried out by the Pharmacopeia FTEs funded by Wyeth, and also as reasonably necessary for Wyeth or its Third Party contractors to perform the activities assigned to it by the JRC.

4.5.2.                            Scale-Up and Supply by Lead Developer.  From the point at which a Party has selected an Agreement Compound as a **, or for clinical development, such Party, as Lead Developer, will be responsible for scale-up and supply of its own needs of active pharmaceutical ingredients and formulated clinical supplies for ongoing Development.  Pharmacopeia will ensure the timely transfer of any Pharmacopeia Know-How to Wyeth to enable Wyeth to scale-up and manufacture all Pharmacopeia Compounds and Collaboration Compounds for which Wyeth is the Lead Developer.

4.5.3.                            Wyeth Assistance.  The Parties will discuss in good faith any assistance that Wyeth may be able to provide Pharmacopeia in its scale-up needs and manufacture of clinical supplies for Pharmacopeia Compounds for which Pharmacopeia is the Lead Developer.

4.6.                                               Commercialization.  Wyeth will have the exclusive right to Commercialize Products incorporating Wyeth Available Compounds and the sole authority and responsibility in all matters related to such Commercialization, subject to the terms of this Agreement.  Pharmacopeia will have the exclusive right to Commercialize Products incorporating Pharmacopeia Available Compounds and the sole authority and responsibility in all matters related to such Commercialization, subject to the terms of this Agreement.  The Party holding such exclusive rights will **.

4.7.                                               Wyeth Diligence.  As a condition for Wyeth maintaining the licenses granted under Section 2.1 (Licenses to Wyeth), Wyeth will both (i) itself or through its Affiliates or sublicensees **; and (ii) **.

4.8.                                               Wyeth **.  In the event that **.

5.                                      CONSIDERATION.

5.1.                                               Upfront Payment.  In partial consideration for Pharmacopeia’s contributions under the Research Collaboration, Wyeth will pay to Pharmacopeia five million dollars ($5,000,000.00) within thirty (30) days after the Effective Date.  Such amount shall be non-refundable and shall not be creditable against any other amounts due to Pharmacopeia under this Agreement.

5.2.                                               Designation Payments.

5.2.1.                            Payments.  Wyeth will pay to Pharmacopeia the following nonrefundable Designation Payments within thirty (30) days following the first achievement by Wyeth, its Affiliates, sublicensees or other designees, as the case may be, of each of the following designations with respect to any Agreement Compound:

(a)                             $** for each Agreement Compound (up to ** for a ** $**) that is designated by Wyeth ** under Section 3.2.2 (**); and

(b)                            $** for each Agreement Compound (up to ** for a ** $**) that is designated by Wyeth as a ** under Section 3.2.3 (**).

5.2.2.                            **.  A **.

5.3.                                               Event Payments.  Wyeth will pay to Pharmacopeia the following nonrefundable amounts within thirty (30) days following the first achievement by Wyeth, its Affiliates, sublicensees or other designees, as the case may be, of each of the following events with respect to any Wyeth Available Compound (or corresponding Wyeth Product).

5.3.1.                            **.  For the ** or corresponding Wyeth Product to achieve the following events through Commercialization by Wyeth:

Event	Event Payment
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**

5.3.2.                            **.  For the ** or corresponding Wyeth Product to achieve the following events through Commercialization by Wyeth:

Event	Event Payment
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**

5.3.3.                            **.  For the ** or corresponding Wyeth Product to achieve the following events through Commercialization by Wyeth:

Event	Event Payment
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**
**	$**

5.3.4.                            **; Each Payment **.  Notwithstanding the foregoing, after the payments pursuant to this Section 5.3 (Event Payments) are made with respect to ** under this Section 5.3 for any Wyeth Available Compound, **.  Each payment specified in this Section 5.3 (Event Payments) is payable **.  For example, **.

5.4.                                               Royalties.

5.4.1.                            Product Royalties.  Wyeth will pay to Pharmacopeia royalties during the Royalty Term as set forth in Sections 5.4.2 (Wyeth Product Royalties), subject to the adjustments provided in Section 5.4.3 (Royalty Adjustments).

5.4.2.                            Wyeth Product Royalties.

(a)                             Wyeth will pay to Pharmacopeia marginal royalties in the amount equal to the Marginal Royalty Rate (set forth below) on the aggregate worldwide Net Sales obtained by Wyeth or its Affiliates or sublicensees from the sale of Wyeth Products on a Wyeth Product-by-Wyeth Product basis during each calendar year in the applicable Royalty Term:

Annual Worldwide Net Sales Level	Marginal Royalty Rate (% of the Applicable Portion of Annual Net Sales)
**	**
**	**
**	**
**	**

The Marginal Royalty Rates set forth in the table above will apply **.  For example, **.  In the example above, the **.

(b)                            After the **.

5.4.3.                            Royalty Adjustments.

(a)                             **.  For any Wyeth Product that is an **.

(b)                            **.  If Wyeth determines in good faith that a **.

(c)                             Limit on **.  Notwithstanding the **.  For example, **.

5.4.4.                            ** Royalties; **.  Royalties will be **.

5.5.                                               Reports and Payments.

5.5.1.                            Royalty Statements and Payments.  Within thirty (30) days of the end of each Calendar Quarter, Wyeth will deliver to Pharmacopeia a written good faith estimate for such Calendar Quarter of aggregate Net Sales and royalties due under this Agreement.  Within sixty (60) days after the end of each Calendar Quarter, Wyeth will deliver to Pharmacopeia a final  report setting forth for such Calendar Quarter the following information, on a Wyeth Product-by-Wyeth Product and country-by-country basis: (a) the Net Sales of each Wyeth Product, (b) the basis for any adjustments to the royalty payable for the sale of each Wyeth Product, and (c) the royalty due hereunder for the sale of each Wyeth Product.  No such reports will be due for any Wyeth Product before **.  The total royalty due for the sale of Wyeth Products during such Calendar Quarter will be remitted at the time such report is made.

5.5.2.                            Taxes and Withholding.  All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations.  If Wyeth is so required to deduct or withhold, Wyeth will (a) promptly notify Pharmacopeia of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Pharmacopeia, and (c) promptly forward to Pharmacopeia an official receipt (or certified copy) or other documentation reasonably acceptable to Pharmacopeia evidencing such payment to such authorities, and provide any further assistance reasonably requested by Pharmacopeia to enable Pharmacopeia to obtain the benefit of any such deduction.  Provided, however, that if any payments are made to Pharmacopeia, other than under Section 5.4, by a Wyeth Affiliate that is incorporated outside of the United States, Wyeth shall indemnify Pharmacopeia, on an after-tax basis, against any taxes required to be deducted or withheld from such payment by such Wyeth Affiliate; provided further, however, that this indemnification obligation shall arise only to the extent that such obligation to deduct or withhold results solely from Wyeth’s assignment of its rights and obligations to such Wyeth Affiliate.

5.5.3.                            Currency.  All amounts payable and calculations hereunder will be in United States dollars.  As applicable, Net Sales and any royalty deductions will be converted into United States dollars in accordance with Wyeth’s customary and usual conversion procedures, consistently applied, which procedures are in accordance with Generally Accepted Accounting Principles in the United States.

5.5.4.                            Blocked Payments.  In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Wyeth to transfer, or have transferred on its behalf, royalties or other payments to Pharmacopeia, such royalties or other payments will be deposited in local currency in the relevant country to the credit of Pharmacopeia in a recognized banking institution designated by Pharmacopeia or, if none is designated by Pharmacopeia within a period of thirty (30) days, in a recognized banking institution selected by Wyeth and identified in a notice in writing given to Pharmacopeia.

5.5.5.                            Additional Provisions Relating to Royalties.  Pharmacopeia acknowledges and agrees that nothing in this Agreement (including, without limitation, any exhibits or attachments hereto) will be construed as representing an estimate or projection of either (a) the number of Wyeth Products that will or may be successfully Developed or Commercialized or (b) anticipated sales or the actual value of any Wyeth Product and that the figures set forth in Section 5.2 (Designation Payments) or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define Wyeth’s royalty obligations to Pharmacopeia in the event such sales performance is achieved.  WYETH MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY AGREEMENT COMPOUND OR WYETH PRODUCT OR, IF COMMERCIALIZED, THAT IT WILL ACHIEVE ANY PARTICULAR SALES LEVEL OF SUCH WYETH PRODUCT(S).

5.6.                                               Maintenance of Records; Audits.

5.6.1.                            Record Keeping.  Wyeth will keep accurate books and accounts of record in connection with the sale of Wyeth Products, in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder.  Wyeth will maintain such records for a period of at least ** after the end of the calendar year in which they were generated.

5.6.2.                            Audits.  Upon thirty (30) days prior written notice from Pharmacopeia, Wyeth will permit an independent certified public accounting firm of nationally recognized standing selected by

Pharmacopeia and reasonably acceptable to Wyeth, to examine, at Pharmacopeia’s sole expense, the relevant books and records of Wyeth as may be reasonably necessary to verify the accuracy of the reports submitted by Wyeth in accordance with Section 5.5.1 (Royalty Statements and Payments) and the payment of royalties under this Agreement.  An examination by Pharmacopeia under this Section 5.6.2 (Audits) will occur not more than once in any calendar year and will be limited to the pertinent books and records for any calendar year ending not more than ** before the date of the request.  The accounting firm will be provided access to such books and records at Wyeth’s facility(ies) where such books and records are normally kept and such examination will be conducted during Wyeth’s normal business hours.  Wyeth may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to Wyeth’s facilities or records.  Upon completion of the audit, the accounting firm will provide both Wyeth and Pharmacopeia a written report disclosing whether the reports submitted by Wyeth are correct or incorrect, whether the royalties paid are correct or incorrect, and, in each case, the specific details concerning any discrepancies.  No other information will be provided to Pharmacopeia.

5.6.3.                            Underpayments/Overpayments.  If such accounting firm concludes that additional royalties were due to Pharmacopeia, Wyeth will pay to Pharmacopeia the additional royalties within thirty (30) days of the date Wyeth receives such accountant’s written report so concluding.  If such underpayment **.  If such accounting firm concludes that Wyeth overpaid royalties to Pharmacopeia, Pharmacopeia within thirty (30) days of the date receives such accountant’s report so concluding will refund such overpayments to Wyeth less the expense of the audit.

5.6.4.                            Confidentiality.  All financial information of Wyeth which is subject to review under this Section 5.6 (Maintenance of Records; Audits) will be deemed to be Wyeth’s Confidential Information subject to the provisions of Article 7 hereof, and Pharmacopeia will not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying payments to be made by Wyeth to Pharmacopeia hereunder.

6.                                      INTELLECTUAL PROPERTY.

6.1.                                               Ownership.  A Party will own all Know-How (and all Patent Rights relating to such Know-How) invented (for inventions) or first made or discovered (for other Know-How) solely by employees of such Party, or by other Persons having an obligation to assign its rights in such Know-How to the Party.  Each Party will jointly own with the other Party all Know-How (and all Patent

Rights relating to such Know-How) that is invented (for inventions) or first made or discovered (for other Know-How) by an employee of Wyeth, or other Person having an obligation to assign its rights to Wyeth, and an employee of Pharmacopeia or other Person having an obligation to assign its rights to Pharmacopeia.  All determinations of inventorship under this Agreement will be made in accordance with United States patent law.

6.2.                                               Patent Rights.

6.2.1.                            Filing, Prosecution and Maintenance of Patent Rights; Use Restrictions.

(a)                             Pharmacopeia’s Patent Rights.

(i)                                     Pharmacopeia will prepare, file, prosecute and maintain Pharmacopeia Patent Rights, to the extent possible given any applicable patent office deadlines that exist as of the Effective Date, in and through all patent offices, patent treaties and countries **.  Pharmacopeia will **.  In the event that Wyeth becomes the Lead Developer of an Agreement Compound falling within the claims of any Pharmacopeia Patent Right, Wyeth will thereafter **.

(ii)                                  Following the Effective Date and at all times during the Term, Pharmacopeia will, or will cause its patent counsel of record to, timely provide Wyeth with complete copies of all current substantive correspondence (including correspondence with relevant patent offices/authorities, foreign associates, and other outside counsel) relating to the Pharmacopeia Patent Rights.  Upon the request of Wyeth, **, Pharmacopeia will, or will cause its outside counsel to promptly furnish to Wyeth copies of all documents and correspondence relating to the preparation, filing, prosecution and maintenance of the Pharmacopeia Patent Rights, including, if requested, complete copies of the file wrapper for each of the Pharmacopeia Patent Rights and other related substantive correspondence with relevant patent offices/authorities, foreign associates, or outside counsel.  Further, Pharmacopeia will consult and reasonably cooperate with Wyeth with respect to the preparation, filing, prosecution and maintenance of all Pharmacopeia Patent Rights, including: (A) furnishing Wyeth with advance drafts of all proposed filings; (B) allowing Wyeth a reasonable opportunity and reasonable time to review and comment regarding such drafts before any applicable filings are due; and (C) (x) with respect to the claims of any Pharmacopeia Patent Rights claiming compositions or methods of making or using Wyeth Available Compounds of which Wyeth is the Lead Developer, accepting all comments and instructions offered by Wyeth, (y) with respect to any claims of any Pharmacopeia Patent Rights claiming compositions or methods of making or using other Wyeth Available Compounds, not unreasonably refusing to accept  Wyeth’s comments, and (z) with respect to all other claims of any Pharmacopeia Patent Rights, considering in good faith any reasonable comments offered by Wyeth.  If under either of clause (x) or (y) above, **.

(iii)                               For any Pharmacopeia Patent Right proposed by Pharmacopeia for filing after the Effective Date, if **. Wyeth will **.

(iv)                              If Pharmacopeia elects not to file a patent application included in the Pharmacopeia Patent Rights **, or elects to cease the prosecution and/or maintenance of any Pharmacopeia Patent Right in any country or as a PCT application, Pharmacopeia will provide Wyeth with written notice immediately, but not less than fifteen (15) days before any action is required, upon the decision to not file or continue the prosecution or maintenance of such Patent Right.  If the Pharmacopeia Patent Right that Pharmacopeia has chosen to abandon covers a **, then, in addition to any other remedies Wyeth may have under this Agreement, Pharmacopeia will permit Wyeth, in Wyeth’s sole discretion, to file or continue prosecution or maintenance of any such Pharmacopeia Patent Right in such country **; provided, however, that in such event such **.  Upon request from Wyeth, Pharmacopeia will execute such documents and perform such acts, **, as may be reasonably necessary to permit Wyeth to file, prosecute or maintain such Pharmacopeia Patent Right in such country.  Wyeth’s rights under this Section will be in addition to any other rights and remedies which Wyeth may have as a result of Pharmacopeia’s failure to satisfy its obligations hereunder.

(b)                            Wyeth’s Patent Rights.  Wyeth will be solely responsible for prosecuting and maintaining all Wyeth Patent Rights, at its discretion and its sole expense.

(c)                             Joint Patent Rights.  Before such time as a Party assumes responsibility for a Joint Patent Right as the Lead Developer of an Agreement Compound falling within the claims of such Joint Patent Right, **.  While so responsible, ** will provide ** with copies of all substantive correspondence (including correspondence with relevant patent offices/authorities, foreign associates, and other outside counsel) relating to the Joint Patent Rights, and consult with ** concerning such filings and will consider in good faith ** comments on the prosecution and maintenance of such Joint Patent Rights.  If ** becomes the Lead Developer of an Agreement Compound falling within the claims of such Joint Patent Right and ** is not a Lead Developer of a different Agreement Compound falling within the claims of the same Joint Patent Right, ** will assume responsibility for prosecuting and maintaining such Joint Patent Rights in the Primary Prosecution Countries, and as PCT applications, at its expense; provided, however, that if ** subsequently becomes the Lead Developer of a different Agreement Compound falling within the claims of such Joint Patent, ** will assume responsibility for prosecuting and maintaining such Joint Patent Rights in the Primary Prosecution Countries, and as PCT applications, **.  In any event, the Party responsible for the prosecution and maintenance of Joint Patent Rights will consult with the other Party with respect to the prosecution and maintenance of such Joint Patent and will give reasonable consideration to the opinions of the other Party with respect to such prosecution and maintenance.  If the Party responsible for the prosecution and maintenance of Joint Patent Rights under this Section 6.2.1(c) elects not to file a patent application included in the Joint Patent Rights as required by this Section 6.2.1(c), or elects to cease the prosecution and/or maintenance of any Joint Patent Right in any country or as a PCT application, the responsible Party will provide the other Party with written notice immediately, but not less than fifteen (15) days before any action is required, upon the decision to not file or continue the prosecution or maintenance of such Patent Right.  If ** is the responsible Party and the Joint Patent Right that ** has chosen to abandon covers a **, then ** will permit **, in ** sole discretion, to file or continue prosecution or maintenance of any such Joint Patent Right in such country at ** expense.  Likewise, if ** is the responsible Party and the Joint Patent Right that ** has chosen to abandon covers a ** Product, then ** will permit **, in ** sole discretion, to file or continue prosecution or maintenance of any such Joint Patent Right in such country at ** expense.  Upon request from the other Party with respect to any Joint Patent Right proposed to be abandoned by the responsible Party, the responsible Party will execute such documents and perform such acts, at the other Party’s expense, as may be reasonably necessary to permit the other Party to file, prosecute or maintain such Joint Patent Right in such country.

6.2.2.                            Enforcement of IP Rights.

(a)                             Notice.  If either Wyeth or Pharmacopeia becomes aware of any infringement, of any issued patent or misappropriation of any trade secret, anywhere in the world, within the Pharmacopeia IP or Joint IP, which activity adversely affects or is reasonably expected to adversely affect any Wyeth Available Compound, Wyeth Product, Pharmacopeia Available Compound, or Pharmacopeia Product, such Party will promptly notify the other Party in writing to that effect.

(b)                            Enforcement.  With respect to infringement or misappropriation of any Joint IP or Pharmacopeia IP by any Third Party that claims (for Patent Rights) or relates to (for Know-How) any Wyeth Available Compound of which Wyeth is the Lead Developer or Wyeth Product , Wyeth will have the first right, but not the obligation, to take action to obtain a discontinuance of infringement and misappropriation or bring suit against such Third Party to enforce such Joint IP or Pharmacopeia IP within three (3) months from the date of notice and to join Pharmacopeia as a party plaintiff.  With respect to infringement or misappropriation of Pharmacopeia IP or Joint IP by any Third Party that claims (for Patent Rights) or relates to (for Know-How) any Pharmacopeia  Available Compound of which Pharmacopeia is the Lead Developer or Pharmacopeia Product, Pharmacopeia will have the first right, but not the obligation, to take action to obtain a discontinuance of infringement and misappropriation or bring suit against such Third Party to enforce such Joint IP or Pharmacopeia IP within three (3) months from the date of notice and to join Wyeth as a party plaintiff.  Notwithstanding the foregoing, **.  With respect to infringement or misappropriation by any Third Party of any Joint IP that does not claim (for Patent Rights) or relate to (for Know-How) any Agreement Compound for which either Party is the Lead Developer, Wyeth will have the first right, but not the obligation, to take action to obtain a discontinuance of infringement and misappropriation or bring suit against such Third Party to enforce such Joint IP within three (3) months from the date of notice and to join Pharmacopeia as a party plaintiff.  With respect to infringement or misappropriation by any Third Party of any Pharmacopeia IP that does not claim (for Patent Rights) or relate to (for Know-How) any Agreement Compound for which either Party is the Lead Developer, Pharmacopeia will have the first right, but not the obligation, to take action to obtain a discontinuance of infringement and misappropriation or bring suit against such Third Party to enforce such Pharmacopeia IP within three (3) months from the date of notice and to join Wyeth as a party plaintiff. The Party taking action under this Section 6.2.2(b) (Enforcement) will bear all the expenses of any such suit brought.  If, after the expiration of the three (3) month period (or, if earlier, the date upon which the Party having the first option provides written notice that it does not plan to bring suit), the Party having the first option has not obtained a discontinuance of infringement or misappropriation of the applicable IP or filed suit against any such Third Party to enforce such applicable IP, then the other Party will have the right, but not the obligation, to bring suit against such Third Party; provided, however, that the other Party will bear all the expenses of such suit.  Each Party will cooperate with the other in any such suit brought against a Third Party, and will have the right to consult with the other Party and to participate in and be represented by independent counsel in such litigation at its own expense.  The Party bringing suit will incur no liability to the other Party as a consequence of such litigation or any unfavorable decision resulting therefrom; provided, however, that the Party bringing suit will not, without the other Party’s prior written consent, enter into any settlement or consent decree that admits that any of the other Party’s sole IP or any Joint IP is invalid or unenforceable or that requires any payment by or admits or imparts liability to the other Party.  Any recoveries obtained by either Party as a result of any proceeding against a Third Party infringer will be allocated as follows:

(i)                                     Such recovery will **;

(ii)                                  With respect to **; and

(iii)                               The Party **.

6.2.3.                            Infringement and Third Party Licenses.

(a)                             Infringement of Third Party Patents - Course of Action.  If the making, having made, importing, exporting, using, offering for sale or selling of any ** is alleged by a Third Party to infringe a Third Party’s patent, the Party becoming aware of such allegation will promptly notify the other Party.  Additionally, if either Party determines that, based upon the review of a Third Party’s patent or patent application or other intellectual property rights, it may be desirable to obtain a license from such Third Party with respect thereto, such Party will promptly notify the other Party of such determination.

(b)                            Option to Negotiate.  Subject to Section 6.2.3(c) (Third Party Infringement Suit), in the event that a Party, pursuant to Section 6.2.3(a) (Infringement of Third Party Patents - Course of Action), notifies the other Party that it has determined that it may be desirable to obtain a license under one or more patents or patent applications or other intellectual property rights owned or Controlled by a Third Party (collectively, “Third Party IP Rights”), which Third Party IP Rights (i) relate to any ** and (ii) if valid and issued, may, in the absence of a license from such Third Party, be infringed by the Development or Commercialization of any ** by or on behalf of ** or any of its Affiliates or sublicensees, ** will have the first right, but not the obligation, to negotiate and enter into an agreement with such Third Party, whereby ** is granted a license under such Third Party IP Rights permitting ** to practice such Third Party IP Rights.

(c)                             Third Party Infringement Suit.  If a Third Party sues a Party, or its Affiliates or sublicensees, alleging that the Development or Commercialization of any Agreement Compound or Product pursuant to this Agreement infringes or will infringe such Third Party’s Patent Rights or misappropriates such Third Party’s Know-How (a “Third Party Suit”), then the Party that is the Lead Developer of such Agreement Compound or Product will have the first right, but not the obligation, to control the defense of the suit, and the other Party will provide all cooperation reasonably requested by the Lead Developer in connection therewith.  If the Lead Developer assumes control of the defense of such suit, the Lead Developer will bear all costs and expenses of such defense.  In any Third Party Suit of which the Lead Developer chooses to control the defense pursuant to this Section 6.2.3(c) (Third Party Infringement Suits), the Lead Developer will keep the other Party reasonably informed of all material developments in connection with any such suit; provided that if the other Party is named as a defendant in any such suit, the other Party shall have the right to participate in the defense using counsel of its choice at its own expense. The Lead Developer will incur no liability to the other Party as a consequence of such litigation or any unfavorable decision resulting therefrom; provided, however, that the Lead Developer will not, without the other Party’s prior written consent, enter into any settlement or consent decree that requires any payment by or admits or imparts any other liability to the other Party.  Wyeth will **.  Any portion of the **.

6.2.4.                            Patent Certifications.  Each Party will immediately give written notice to the other of any certification of which it becomes aware filed pursuant to 21 U S C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto), any similar statutory or regulatory requirement enacted in the future regarding biologic products, or any similar statutory or regulatory requirement in any non-U.S. country in the Territory claiming that a Pharmacopeia Patent Right or Joint Patent Right covering any Product is invalid or that infringement will not arise from the manufacture, use or sale of such Product by a Third Party.  Upon the giving or receipt of such notice, the Lead Developer of such Product will have the first right, but not the obligation, to bring an infringement action against such Third Party.  In such a case, the Lead Developer will notify the other Party at least ten (10) days prior to the date set forth by statute or regulation of its intent to exercise, or not exercise, this right.  Any infringement action against a Third Party arising under this Section 6.2.4 (Patent Certifications) will be governed by the provisions of Section 6.2.2(b) (Enforcement) hereof.

6.2.5.                            Patent Term Restoration.  The Parties hereto will cooperate with each other in obtaining patent term restoration, or its equivalent anywhere in the world, including under 35 U.S.C. § 156 and its foreign counterparts, where applicable to the Pharmacopeia Patent Rights and Joint Patent Rights.  If elections with respect to obtaining such patent term restoration are to be made with respect to any Pharmacopeia Patent Right or Joint Patent Right that claims the composition or method of using any **, ** will make such election, and ** will abide by such election.  ** will make such election with respect to any Pharmacopeia Patent Right or Joint Patent Right that does not claim the composition or method of using any **.

6.2.6.                            Orange Book Listings.

(a)                             Pharmacopeia Products.  At least thirty (30) business days prior to the expiration of the time period under 21 C.F.R. § 314.53 for submitting patent information pertaining to Pharmacopeia Patent Rights or Joint Patent Rights with respect to a Pharmacopeia Product, Pharmacopeia will submit to Wyeth any such draft submission, including any forms such as Form FDA 3542, Form FDA 3542a or any equivalent thereof, for Wyeth’s review and comment.  Pharmacopeia will consider in good faith any comments made by Wyeth pursuant to this Section.  In the event that the Parties, after good faith discussions at the JRC, cannot agree with respect to any decision to be made under this Section, Pharmacopeia will make such decision.

(b)                            Wyeth Products.  At least thirty (30) business days prior to the expiration of the time period under 21 C.F.R. § 314.53 for submitting patent information pertaining to Pharmacopeia Patent Rights or Joint Patent Rights with respect to a Wyeth Product, Wyeth will submit to Pharmacopeia any such draft submission, including any forms such as Form FDA 3542, Form FDA 3542a or any equivalent thereof, for Pharmacopeia’s review and comment.  Wyeth will consider in good faith any comments made by Pharmacopeia pursuant to this Section.  In the event that the Parties, after good faith discussions at the JRC, cannot agree with respect to any decision to be made under this Section, Wyeth will make such decision.

6.3.                                               Trademarks and Copyrights.  The Party that is the Lead Developer of a Product will, in its sole discretion, select and own all Trademarks related to such Product.  The other Party will neither use nor seek to register, anywhere in the world, any trademarks which are confusingly similar to any Trademark or any other trademarks, trade names, trade dress or logos used by or on behalf of the Lead Developer or its Affiliates or sublicensees in connection with any other Products.  The other Party will and hereby does assign to the Lead Developer all its rights, title, and interests in all Copyrights applicable to such Product.

7.                                      CONFIDENTIALITY.

7.1.                                               Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term and for ** years thereafter, each Party (the “Receiving Party”), receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will keep such Confidential Information confidential and will not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement except for Confidential Information that the Receiving Party can establish:

(a)                             was already known by the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

(b)                            was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)                             became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

(d)                            was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)                             was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

7.2.                                               Authorized Disclosure and Use.

7.2.1.                            Disclosure.  Notwithstanding the foregoing Section 7.1 (Confidentiality), each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(a)                             file or prosecute patent applications covering Joint Know-How as contemplated by this Agreement,

(b)                            prosecute or defend litigation,

(c)                             exercise rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein, and

(d)                            comply with applicable governmental laws and regulations.

In the event a Party will deem it necessary to disclose pursuant to this Section 7.2.1 (Disclosure), Confidential Information belonging to the other Party, the Disclosing Party will to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

7.2.2.                            Use.  Notwithstanding the foregoing Section 7.1 (Confidentiality), each Party will have the right to use Confidential Information of the other Party as expressly licensed in this Agreement and as necessary in carrying out its responsibilities under this Agreement in the Development  and Commercialization of its respective Products.

7.3.                                               Know-How, Other Information.  For purposes of this Agreement, all Joint Know-How, all Pharmacopeia Know-How that specifically relates to Agreement Compounds and is not otherwise published in a Pharmacopeia Patent Right, and all compound lists and classification information prepared by the JRC pursuant to Section 3.4.2 (Responsibilities) and Section 3.4.8 (Inventory of Agreement Compounds) will be treated as the Confidential Information of both Parties.  Each Party will be deemed to be both the Disclosing Party and Receiving Party of such Know-How, lists and information.

7.4.                                               SEC Filings.  Either Party may disclose the terms of this Agreement and developments in connection with this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the SEC.  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.4 (SEC Filings), the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure.  If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.4 (SEC Filings), such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

7.5.                                               Public Announcements; Publications.

7.5.1.                            Coordination.  Pharmacopeia and Wyeth will, from time to time, and at the request of the other Party, discuss and agree on the general information content relating to this Agreement which may be publicly disclosed (including, without limitation, by means of any printed publication or oral presentation), provided, however, that neither Party, subject to Section 7.5.2 (Announcements) and Section 7.5.4 (Publications) below, will have any obligation to consult with the other Party with respect to any scientific publication or public announcement concerning its Development or Commercialization activities with respect to Products under this Agreement; provided, however, that, prior to the First Commercial Sale of any Product, the Lead Developer of such Product will use reasonable efforts to notify the other Party at least one (1) business day in advance of issuing any press release and at least five (5) business days in advance of any such scientific publication becoming publicly available.

7.5.2.                            Announcements.  Except as may be expressly permitted under Section 7.4 (SEC Filings) or Section 7.5.4 (Publications) or as may be appropriate for each Party to make in connection with its own or with the other Party’s Development or Commercialization activities as contemplated hereunder, neither Party will make any public announcement regarding this Agreement or the Development or Commercialization of Products without the prior written approval of the other Party.  For the sake of clarity, nothing in this Agreement will prevent either Party from making any scientific publication or public announcement concerning its own or the other Party’s Development or Commercialization activities with respect to Products under this Agreement; provided, however, that neither Party will disclose any of the other Party’s Confidential Information in any such publication or announcement without obtaining such other Party’s prior written consent to do so.  Non-limiting examples of announcements contemplated hereunder are press releases related to the achievement of any milestone event by either Party, and the publication of significant clinical data by either Party.

7.5.3.                            Press Release Announcing This Agreement.  Notwithstanding anything to the contrary in this Agreement, Pharmacopeia shall issue a mutually agreed press release announcing the execution of this Agreement promptly after the Effective Date of the Agreement.  The press release shall include the customary information concerning agreements of this nature and scope of the matters contemplated hereby.

7.5.4.                            Publications.  During the Term, each Party will submit to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations relating to any Agreement Compound or Product, for review in connection with preservation of Patent Rights and/or to determine whether any of the other Party’s Confidential Information should be modified or deleted.  Written copies of such proposed publications and presentations will be submitted to the other Party no later than sixty (60) days before submission for publication or presentation and the other Party will provide its comments with respect to such publications and presentations within thirty (30) business days of its receipt of such written copy.  The review period may be extended for an additional sixty (60) days in the event the other Party can demonstrate reasonable need for such extension including, but not limited to, the preparation and filing of patent applications.  By mutual agreement, this period may be further extended. Wyeth and Pharmacopeia will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the research work to be conducted under this Agreement.

8.                                      REPRESENTATIONS AND WARRANTIES.

8.1.                                               Representations and Warranties of Each Party.  Each of Pharmacopeia and Wyeth hereby represents, warrants, and covenants to the other Party hereto as follows:

(a)                             it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)                            the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)                             it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)                            the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)                             it will at all times comply with all applicable material laws and regulations relating to its activities under this Agreement.

8.2.                                               Additional Representations and Warranties of Pharmacopeia.  In addition to the representations and warranties made by Pharmacopeia elsewhere in this Agreement, Pharmacopeia hereby represents, warrants, and covenants to Wyeth, as of the Effective Date, that:

(a)                             Schedule 8.2 identifies all of the Pharmacopeia Patent Rights ** along with the following information with respect to each identified Patent Right, as applicable: (i) country, (ii) title, (iii) application number, (ii) application filing date, (v) patent number, (vi) patent issue date, and (vii) listed inventor(s).  As of the **, to the best of Pharmacopeia’s knowledge, the Pharmacopeia Patent Rights are not invalid or unenforceable, in whole or in part.  Other than the Pharmacopeia Patent Rights set forth on Schedule 8.2, to the best of Pharmacopeia’s knowledge, Pharmacopeia does not Control any Patent Rights relating to JAK-3 Kinase Inhibitors.

(b)                            All rights, title, and interests in the Pharmacopeia Patent Rights are owned by Pharmacopeia free and clear of any liens, charges, encumbrances, licenses, or other claim of right or ownership by any Third Party other than those arising under the Pharmacopeia Third Party Agreements.

(c)                             Pharmacopeia has the full right, power and authority to grant the licenses granted or to be granted to Wyeth under this Agreement.

(d)                            No Pharmacopeia Patent Right existing as of the Effective Date is subject to any funding agreement with any government or governmental agency.  To the extent that any of the Pharmacopeia Patent Rights arose from work funded in whole or in part by U.S. federal funding, all requirements necessary to vest the entire right, title and interest in Pharmacopeia have been satisfied.

(e)                             Pharmacopeia has delivered to Wyeth **.

(f)                               To the best of Pharmacopeia’s knowledge, no license granted by Pharmacopeia to any Third Party, conflicts with the license grants to Wyeth under this Agreement.  No license granted by any Third Party to Pharmacopeia conflicts with the license grants to Wyeth under this Agreement.

(g)                            Pharmacopeia has not received any notice from any Third Party asserting any ownership rights to any Pharmacopeia Know-How or Pharmacopeia Patent Right; and Pharmacopeia has not received any notice of, and there is not any pending or to the best of Pharmacopeia’s knowledge threatened, action, suit, proceeding or claim by a Third Party (i) asserting that Pharmacopeia is infringing or has misappropriated or otherwise is violating any patent, trade secret or other proprietary right of any Third Party or (ii) relating to the Pharmacopeia Patent Rights.

(h)                            There is no dispute pending, or to the best of Pharmacopeia’s knowledge threatened, regarding any conflicts between any licenses granted by Pharmacopeia to a Third Party.

(i)                                To the best of Pharmacopeia’s knowledge, as of the Effective Date, (i) the practice of the Pharmacopeia Patent Rights and Pharmacopeia Know-How in the course of the Research Collaboration, and (ii) the making, use or sale of Pharmacopeia Compounds existing as of the Effective Date, does not infringe any issued patent owned or possessed by any Third Party.  To the best of Pharmacopeia’s knowledge, as of the Effective Date, there are no Third Party patent applications pending which, if issued, would be infringed by (i) the practice of the

Pharmacopeia Patent Rights or Pharmacopeia Know-How in the course of the Research Collaboration or (ii) the making, use or sale of Pharmacopeia Compounds existing as of the Effective Date.

(j)                                Pharmacopeia has not granted any license to any Third Party with respect to the Pharmacopeia Compounds set forth on Schedule 1.62 (Pharmacopeia Compounds).

(k)                             During the Term, Pharmacopeia will not enter into any agreement with any Third Party that would adversely affect the rights granted to Wyeth under this Agreement other than agreements entered into in compliance with the terms and conditions of this Agreement.

(l)                                The Pharmacopeia Compounds identified on Schedule 1.58 (Pharmacopeia Compounds) constitute all  compounds owned or Controlled by Pharmacopeia that have been identified by Pharmacopeia as JAK-3 Kinase Inhibitors.

8.3.                                               Additional Representations and Warranties of Wyeth.  In addition to the representations and warranties made by Wyeth elsewhere in this Agreement, Wyeth hereby represents, warrants, and covenants to Pharmacopeia as of the Effective Date, that:

(a)                             Wyeth has the full right, power and authority to grant the licenses granted or to be granted to Pharmacopeia under this Agreement.

(b)                            Wyeth will not provide any compounds or Know-How to Pharmacopeia that Wyeth knows would, if used by Pharmacopeia in working under the Research Collaboration, infringe an issued patent owned or possessed by a Third Party.

(c)                             Neither any license granted by Wyeth to any Third Party, nor any license granted by any Third Party to Wyeth conflicts with the license grants to Pharmacopeia under this Agreement.

(d)                            During the Term of this Agreement, Wyeth will not enter into any agreement with any Third Party that would materially adversely affect the rights granted to Pharmacopeia under this Agreement.

8.4.                                               Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF PRODUCTS ARE DEVELOPED,

WITH RESPECT TO SUCH PRODUCTS, THE PARTIES DISCLAIM ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.                                      GOVERNMENT APPROVALS; TERM AND TERMINATION.

9.1.                                               Government Approvals.  Pharmacopeia and Wyeth will cooperate and use respectively all reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

9.2.                                               Term.  The term of this Agreement will commence on the Effective Date and will extend, unless this Agreement is terminated earlier in accordance with this Article 9, on a Wyeth Product-by-Wyeth Product and country-by-country basis until the expiration of the Royalty Term applicable to the sale of such Wyeth Product in such country (“Term”).  Upon expiration of the Term, the license rights granted to Wyeth under Section 2.1.2 with respect to such Wyeth Product will **.

9.3.                                               Termination for Cause.  Either Party may terminate this Agreement in its entirety at any time during the Term by giving written notice to the other Party in the event that the other Party commits a material breach of its obligations under this Agreement and such breach remains uncured for ninety (90) days or, in the event such breach is for failure to pay, forty-five (45) days, measured from the date written notice of such breach is given to the breaching Party; provided, however, that if any breach other than non-payment is not reasonably curable within ninety (90) days and so long as the Party alleged to be in breach is using Commercially Reasonable Efforts to cure such breach, such termination will be delayed for a reasonable period of time in order to permit such Party reasonable time to cure such breach.  If the alleged material breach relates to non-payment of an amount that is subject to a bona fide good faith dispute between the Parties as to whether such payment is due, the forty-five (45) day cure period will be tolled pending resolution of such dispute; provided, however, that if such amount is part of a larger payment due, only the cure period for the amount in dispute will be tolled.  Notwithstanding the foregoing, if a **.

9.4.                                               Termination by Wyeth.

9.4.1.                            Termination Without Cause.  Wyeth will have the right, exercisable upon ** prior written notice, provided at any time after the ** of the Effective Date to Pharmacopeia, to terminate the Research Collaboration and/or this Agreement  either (a) in its entirety, or (b) through a Partial Termination in one or more countries of the Territory.

9.4.2.                            Termination Upon Cessation of Development.  In the event that Wyeth determines to discontinue Development and Commercialization of ** in all countries of the Territory, then Wyeth will terminate this Agreement in its entirety by providing written notice to Pharmacopeia, which termination will be effective upon the delivery of such notice.  In the event that Wyeth determines to discontinue Development and Commercialization of all Wyeth Available Compounds in any particular Major Market Country, then Wyeth will terminate this Agreement in such Major Market Country by providing written notice to Pharmacopeia, which Partial Termination will be effective upon the delivery of such notice.

9.4.3.                            Termination for a Material Safety, Efficacy or Regulatory Issue.  Wyeth will have the right to terminate this Agreement, at any time, on a Wyeth Product-by-Wyeth Product basis, by giving ** prior written notice to Pharmacopeia in the event of any safety, efficacy or regulatory issue that would have a material adverse effect on Wyeth’s ability to Develop  or Commercialize any Wyeth Product, as determined in Wyeth’s reasonable judgment and according to Wyeth’s standard internal procedures for evaluating such safety, efficacy or regulatory issues.

9.4.4.                            ** of Either Party.  If a **.  In all other respects the Agreement will remain in full force and effect.

9.4.5.                            **.  If a **, the following will occur:

(a)                             Notwithstanding Sections ** to give effect to this provision.

(b)                            If any **.

9.5.                                               Effects of Termination.

9.5.1.                            Effect of Termination by Wyeth for Cause.  If Wyeth terminates this Agreement pursuant to Section 9.3 (Termination for Cause):

(a)                             The **;

(b)                            All **; and

(c)                             Pharmacopeia shall **.

In the event of a termination resulting from ** breach of this Agreement.

9.5.2.                            Effect of Termination by Pharmacopeia for Cause.  If Pharmacopeia terminates this Agreement pursuant to Section 9.3 (Termination for Cause):

(a)                             The **;

(b)                            If the Agreement is terminated **;  and

(c)                             In the case of a **.

Nothing in this Section 9.5.2 (Effect of Termination by Pharmacopeia for Cause) shall limit any other remedy Pharmacopeia may have for Wyeth’s breach of this Agreement.  In the event that, despite the termination of this Agreement or any **, Wyeth continues to sell Wyeth Products in a terminated country, Pharmacopeia will remain entitled to receive all payments that would have been due under this Agreement with respect to such sales.

9.5.3.                            Effect of Termination by Wyeth Upon Discontinuation of Development.  If Wyeth terminates this Agreement pursuant to Section 9.4.2 (Termination for Cessation of Development):

(a)                             If the Agreement is terminated **; and

(b)                            If the termination is a **.

**.

9.5.4.                            Effect of Termination by Wyeth Without Cause.  If Wyeth terminates this Agreement pursuant to Section 9.4 (Termination by Wyeth) hereof with respect to ** under this Agreement with respect to such sales.  If Wyeth terminates this Agreement **.

9.5.5.                            Disposition of Inventories of Products.  Following termination or expiration of this Agreement with respect to one or more Wyeth Products, Wyeth, its Affiliates and its sublicensees will have the right to continue to sell their existing inventories of such Products after the effective date of such termination or expiration, subject to Pharmacopeia’s continuing right to receive all payments that would have been due under this Agreement with respect to such sales.

9.6.                                               Survival of Certain Obligations.  Expiration or termination of the Agreement will not relieve the Parties of any obligation accruing before such expiration or termination.  The provisions of Articles 7 (Confidentiality) and 10 (Indemnification and Insurance) and Sections 4.8 (Wyeth Materials), 5.6 (Maintenance of Records; Audits), 6.1 (Ownership), 6.3 (Trademarks and Copyrights), 9.5 (Effects of Termination), 9.6 (Survival of Certain Obligations), 12.4 (Correspondence and Notices) and 12.9 (Governing Law) will survive the expiration or termination of the Agreement.  Section 9.2 (Term) (and as applied therewith Article 2 (Licenses)) will survive the expiration of the Agreement.  Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before expiration or early termination.  Furthermore, if Wyeth continues to Develop Agreement Compounds or sell Wyeth Products despite termination of this Agreement for any reason (other than termination by Wyeth this Agreement pursuant to Section 9.3 (Termination for Cause) resulting from an uncured material breach of Section 2.6 (Restrictions), 8.2(b), 8.2(g), 8.2(i), and 8.2(j) (Additional Representations and Warranties of Pharmacopeia)), then 5.2 (Designation Payments), 5.3 (Event Payments), Section 5.4 (Royalties) 5.5 (Reports and Payments), and 5.6 (Maintenance of Records and Audits) will survive the expiration or termination of the Agreement with respect to such sales.

10.                               INDEMNIFICATION AND INSURANCE.

10.1.                                        Indemnification by Wyeth.  Wyeth will indemnify, defend and hold harmless Pharmacopeia, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “Pharmacopeia Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Pharmacopeia Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of: (a) any intentional misconduct or gross negligence on the part of Wyeth or its Affiliates in performing any activity contemplated by this Agreement; (b) the development, preclinical and clinical testing, manufacture, distribution, sale and/or use (including but not limited to product liability claims) of any Wyeth Product, or the personal injury or death of any person as a result of use of any Wyeth Product sold by Wyeth, its Affiliates or sublicensees; or (c) the material breach by Wyeth of any of its representations, warranties or covenants set forth in this Agreement; except, (i) in each case ((a), (b), and (c)), to the extent caused by the gross negligence or intentional misconduct of Pharmacopeia or any Pharmacopeia Indemnified Party and (ii) for Liability arising from intellectual property infringement and trade secret misappropriation.

10.2.                                        Indemnification by Pharmacopeia.  Pharmacopeia will indemnify, defend and hold harmless Wyeth, its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “Wyeth Indemnified Party”) from and against any and all Liabilities that the Wyeth Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of: (a) any intentional misconduct or gross negligence on the part of Pharmacopeia or its Affiliates in performing any activity contemplated by this Agreement; (b) the material breach by Pharmacopeia of any of its representations, warranties or covenants set forth in this Agreement; or the development, preclinical and clinical testing, manufacture, distribution, sale and/or use (including but not limited to product liability claims) of any Pharmacopeia Product, or the personal injury or death of any person as a result of use of any Product supplied by Pharmacopeia for use in clinical trials to the extent caused by a manufacturing defect, except, (i) in each case ((a), (b), and (c)), to the extent caused by the gross negligence or intentional misconduct of

Wyeth or any Wyeth Indemnified Party and (ii) for Liability arising from intellectual property infringement or trade secret misappropriation.

10.3.                                        Procedure.  Each Party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder.  In case any proceeding (including any governmental investigation) will be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 10, such Party (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing within fifteen (15) days and the Indemnifying Party and Indemnified Party will meet to discuss how to respond to any claims that are the subject matter of such proceeding.  The Indemnifying Party, upon request of the Indemnified Party, will retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and will pay the fees and expenses of such counsel related to such proceeding.  The Indemnified Party agrees to cooperate fully with the Indemnifying Party in the defense of any such claim, action or proceeding, or any litigation resulting from any such claim.  In any such proceeding, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such fees and expenses will be reimbursed as they are incurred. The Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  The Indemnifying Party will not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

10.4.                                        Insurance.  Each Party further agrees to use Commercially Reasonable Efforts to obtain and maintain, with respect to any Product for which such Party is the Lead Developer, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 10.1 (Indemnification by Wyeth) or 10.2 (Indemnification by Pharmacopeia), as applicable, or self-insurance (or any combination thereof) (i) upon **; and (ii) upon **.  Insurance will be procured with carriers having an A.M. Best Rating of A-VII or better.

11.                               DISPUTE RESOLUTION

11.1.                                        General.  Any controversy, claim or dispute arising out of or relating to this Agreement will be settled, if possible, through good faith negotiations between the Parties.  If however, the Parties are unable to settle such dispute after good faith negotiations, the matter will be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral.  Such resolution, if any, of a referred issue will be final and binding on the Parties.

11.2.                                        Failure of Executive Officers to Resolve Dispute.  If the Executive Officers are unable to settle the dispute after good faith negotiation in the manner set forth above, either Party may seek resolution of the dispute through and any remedies available at law or in equity from any court of competent jurisdiction as provided in Section 12.9 (Governing Law) hereof.

12.                               MISCELLANEOUS.

12.1.                                        Assignment.  Neither Party will assign this Agreement nor any rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except as follows:  Either Party may assign its rights and obligations under this Agreement by way of sale of such Party itself or the sale of the portion of the business of such Party to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, provided that such sale is not primarily for the benefit of such Party’s creditors.  Either Party may assign its rights and obligations under this Agreement to an Affiliate of such Party, provided that such Party will remain liable for all of its rights and obligations under this Agreement.  Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section.  This Agreement will be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 12.1 (Assignment) will be void.

12.2.                                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

12.3.                                        Force Majeure.  Neither Party will be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence.  It will notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and will use all Commercially Reasonable Efforts to resume performance of its obligations as soon as practicable; provided, however, that neither Party will be required to settle any labor dispute or disturbance.

12.4.                                        Correspondence and Notices.

12.4.1.                     Ordinary Notices.  Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement will be delivered by hand, sent by facsimile transmission (receipt verified), or by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication.  During the Research Term, all such notices will be conveyed via the JRC.

12.4.2.                     Extraordinary Notices.  Extraordinary notices and other communications hereunder (including, without limitation, any notice of force majeure, breach, termination, change of address, etc.) will be in writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

All correspondence to Wyeth will be addressed as follows:

Wyeth Pharmaceuticals

500 Arcola Road

Collegeville, Pennsylvania  19426

Attn: **

Fax:  **

with a copy to:

Wyeth

Five Giralda Farms

Madison, New Jersey  07940

Attn:  **

Fax:  **

All correspondence to Pharmacopeia will be addressed as follows:

Pharmacopeia Drug Discovery, Inc.

3000 Eastpark Boulevard

Cranbury, NJ 08512-3516

Attn:  Chief Executive Officer

with a copy to:

Pharmacopeia Drug Discovery, Inc.

3000 Eastpark Boulevard

Cranbury, NJ 08512-3516

Attn:  General Counsel

Fax: **

12.5.                                        Amendment.  No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.6.                                        Waiver.  No provision of the Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.  The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

12.7.                                        Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

12.8.                                        Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9.                                        Governing Law.  This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

12.10.                                 Jurisdiction; Venue; Service of Process.

12.10.1.              Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York located in New York City or the United States District Court for the Southern District of New York located in New York City for the purpose of any Claim between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Claim brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Claim other than before one of the above-named courts.  Notwithstanding the previous sentence, a Party may commence any Claim in a court other than the above-named courts solely to seek pre-litigation attachment of assets or preliminary injunction relief prior to litigation on the merits in the above-named courts or for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.10.2.              Venue.  Each Party agrees that for any Claim between the parties arising in whole or in part under or in connection with this Agreement, such Party bring Claims only in the City of New York.  Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

12.10.3.              Service of Process.  Each Party hereby (a) consents to service of process in any Claim between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.4 (Correspondence and Notices), will constitute good and valid service of process in any such Claim and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Claim any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.11.                                 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO

TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.12.                                 Entire Agreement of the Parties.  This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof and thereof.

12.13.                                 Independent Contractors.  Both Parties are independent contractors under this Agreement.  Nothing herein contained will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.14.                                 Compliance with Laws.  In exercising their rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

12.15.                                 Patent Marking.  Wyeth agrees to mark and have its Affiliates and sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

12.16.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

WYETH,	PHARMACOPEIA DRUG DISCOVERY,
INC.
acting through its
Wyeth Pharmaceuticals Division

By	By
Name:	Name:
Title:	Title:

SCHEDULE 1.8

COMPETING PHARMACEUTICAL COMPANIES

**

SCHEDULE 1.10

COMPOUND SELECTION CRITERIA

**

**

**

**

1.10-2

**

**

1.10-3

SCHEDULE 1.22

**

**

An Agreement compound shall meet the following criteria prior to designation by the JRC as a  **:

**

1

SCHEDULE 1.62

PHARMACOPEIA COMPOUNDS

**

SCHEDULE 1.75

PRIMARY PROSECUTION COUNTRIES

**

SCHEDULE 3.7

PROPOSED PHARMACOPEIA SUBCONTRACTORS

The following subcontractors have been proposed by Pharmacopeia for review and approval by the JRC within sixty (60) days after the Effective Date.

**

SCHEDULE 8.2

PHARMACOPEIA DISCLOSURE SCHEDULE

**

EXHIBIT A

RESEARCH PLAN OUTLINE

**